Exhibit 10.6
Execution Version
€60,000,000 Revolving Facility Agreement
for MRC TRANSMARK HOLDINGS UK LIMITED
arranged by HSBC BANK PLC as Arranger
with HSBC BANK PLC
acting as Agent, Issuing Bank and Security Agent
17 September 2010

THIS AGREEMENT is dated                     17                     September 2010
BETWEEN:
(1)	MRC TRANSMARK GROUP B.V. (incorporated in the Netherlands with registered number 39062651) (the “Parent”);

(2)	MRC TRANSMARK HOLDINGS UK LIMITED (incorporated in England with registered number 05436123) as an Original Borrower and the Obligor’s Agent (the “Company”);

(3)	THE COMPANIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(4)	HSBC BANK plc as arranger, (the “Arranger”);

(5)	HSBC BANK plc as the original lender (the “Original Lender”);

(6)	HSBC BANK plc as hedge counterparty (the “Original Hedge Counterparty”);

(7)	HSBC BANK plc as agent of the other Finance Parties (the “Agent”);

(8)	HSBC BANK plc as security trustee for the Secured Parties (the “Security Agent”);

(9)	HSBC BANK plc as Issuing Bank; and

(10)	HSBC Bank plc as MOF Lender (the “Original MOF Lender”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceding Obligors” means the Subsidiaries of the Parent listed in Part II of Schedule 1 (The Original Parties).

“Acceptable Bank” means:
(a)	a bank or financial institution duly authorised under applicable loans to carry on the business of banking (including, without limitation, the business of taking deposits) which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means, in respect of an Obligor, generally accepted accounting principles in the jurisdiction of incorporation of that Obligor, including IFRS.

“Accounting Reference Date” means 31 December.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Aggregate Total Acquisition Price” has the meaning given to that term in paragraph (f) of the definition of Permitted Acquisition.

“Aggregate Total Purchase Price” has the meaning given to that term paragraph (g) of the definition of Permitted Acquisition.

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“Annual Financial Statements” has the meaning given to that term in Clause 24 (Information undertakings).

“Approved Country” means any country which is not subject to OFAC sanctions or United Nations sanctions under Article 41 of the UN Charter and any other country approved by all the Lenders.

“ASIC” means the Australian Securities and Investments Commission.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Security Trust Deed.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Australian Dollars” means the lawful currency for the time being of Australia.

“Australian Obligor” means an Obligor incorporated in the Commonwealth of Australia.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.
For the purposes of calculating a Lender’s Available Commitment that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment.

“Available Facility” means, in relation to the Revolving Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means euros.

“Base Currency Amount” means:
(a)	save as provided in paragraph (b) below, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals; and

(b)	for the purposes only of paragraph (a) of the definition of Available Commitment in relation to the amount of any outstanding Utilisations, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the proposed Utilisation Date for the proposed Utilisation or, if later, the date the Agent receives the Utilisation Request for the proposed Utilisation in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:
(a)	in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; and

(b)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
“Base Reference Banks” means, in relation to LIBOR, the principal London offices of HSBC Bank plc, Barclays Bank PLC and The Royal Bank of Scotland plc and, in relation to EURIBOR, the principal office in Paris of HSBC Bank plc, BNP Paribas and Société Générale or such other banks as may be appointed by the Agent in consultation with the Company.

“Belgian Obligor” means an Obligor incorporated in Belgium.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Budget” means:
(a)	in relation to the Financial Year ending on 31 December 2010, the Group’s budget for that Financial Year to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial conditions precedent) (the “2010 Budget”); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 24.4 (Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:
(a)	that cash is repayable within 90 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	(except for cash subject to the security described in paragraph (c) above) the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility without any condition other than the lapse of time and notice being given having to be fulfilled.

“Cash Equivalent Investments” means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,
in each case, denominated in euro, Sterling or US Dollars (or any currency of a country in which a member of the Group has operations provided that such currency is freely convertible into one or more of euro, Sterling or US Dollars) to which any member of the Group is alone or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cash Pooling Agreement” means any agreement entered into between HSBC Bank plc and any members of the Group in respect of cash pooling and/or cash management services.

“Change of Control” means any person or group of persons acting in concert gains direct or indirect control of the Parent or McJunkin UK. For the purposes of this definition:

(a)	“control” means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Parent or McJunkin UK (as appropriate); or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent or McJunkin UK (as appropriate); or

(C)	give directions with respect to the operating and financial policies of the Parent or McJunkin UK (as appropriate) with which the directors or other equivalent officers of the Parent are obliged to comply; or
(ii)	the holding beneficially of more than 50% of the issued share capital of the Parent or McJunkin UK (as appropriate) (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and
(b)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent or McJunkin UK (as appropriate) by any of them, either directly or indirectly, to obtain or consolidate control of the Parent or McJunkin UK (as appropriate).
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means a Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the McJunkin Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(iii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iv)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

“Constitutional Documents” means the up-to-date memorandum and articles of association of the Parent.

“Corporations Act” means the Australian Corporations Act 2001 (Cth)

“CTA” means the Corporation Tax Act 2009.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):
(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distributable Net Profit” means, in any Financial Year of the Group, Group’s net income (post tax and minority interests) for that Financial Year (as set out in the corresponding Annual Financial Statements of the Parent).

“Dormant Subsidiary” means:
(a)	Transmark Valves Limited;

(b)	Zidell Valve Corporation Limited;

(c)	Transmark Projects Limited;

(d)	Heaton Valves Limited;

(e)	Transmark Heaton Limited;

(f)	Delta Pacific Valves Limited;

(g)	Transmark Scotland Limited;

(h)	Transmark International Limited;

(i)	Transmark Fortim Engineering Pte. Ltd;

(j)	Pegler Hattersley Holdings Pty Limited;

(k)	Pegler Beacon Australia Pty Limited; and

(l)	any other member of the Group (other than an Obligor) which does not trade (for itself or as agent for any person), as is confirmed in writing by the Parent to the Agent.
“Dormant Subsidiary Loan” means any loan made by a Dormant Subsidiary to any member of the Group that is not a Dormant Subsidiary.

“Dutch Obligor” means an Obligor incorporated in the Netherlands.

“ECB Rates” means the European Central Bank Eurosystem Euro foreign exchange reference rates displayed on the relevant page of the European Central Bank website after 2.00 pm (UK time on the relevant day) or if such page is replaced or ceases to be available, such other page displaying such rates as agreed as soon as possible by the Agent and the Company (acting reasonably and in good faith).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(f no Screen Rate is available for the Interest Period of that Loan) the Base Reference Bank Rate, as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means the Revolving Facility.

“Facility Office” means:
(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Finance Document” means this Agreement, any Accession Deed, any Compliance Certificate, any Hedging Agreement, any MOF Document, any Resignation Letter, the Security Trust Agreement, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Parent, provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Security Trust Agreement, a Hedging Agreement or MOF Document shall be a Finance Document only for the purposes of:
(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Security Document”;

(d)	paragraph (a)(iv) of Clause 1.2 (Construction);

(e)	Clause 22 (Guarantee and Indemnity); and

(f)	Clause 27 (Events of Default) (other than Clause 27.17 (Acceleration)).
“Finance Party” means the Agent, the Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or MOF Lender provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Security Trust Agreement, a Hedge Counterparty or MOF Lender shall be a Finance Party only for the purposes of:
(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clause 22 (Guarantee and Indemnity); and

(e)	Clause 31 (Conduct of business by the Finance Parties).
“Financial Assistance Memo” means the “MRC Transmark Group Financial Assistance Summary” delivered to the Agent pursuant to Schedule 2 Part I (Conditions precedent to first Utilisation).

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount (on a net basis) is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question and payment is due more than 180 days after the date of supply or is deferred by more than 180 days;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and which is classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above, but excluding for the avoidance of doubt all pension-related and intra-group liabilities.

“Financial Quarter” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 25.1 (Financial definitions).

“French Guarantor” means any Guarantor incorporated in France.

“Group” means the Parent and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Guarantor Coverage Test” has the meaning given to that term in Clause 26.24 (Guarantor).

“Hedge Counterparty” means:
(a)	any Original Hedge Counterparty ; and

(b)	any Lender which has become a Party as a Hedge Counterparty in accordance with Clause 28.9 (Accession of Hedge Counterparties and MOF Lenders)
which, in each case, is or has become, a party to the Security Trust Agreement as a Hedge Counterparty in accordance with the provisions of the Security Trust Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any Obligor and a Hedge Counterparty including, without limitation, for the purpose of hedging interest rate and/or currency exposures under the Finance Documents or such other types of liabilities and/or risks in relation to the hedging transactions permitted under Clause 26.23 (Treasury Transactions).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Initial Obligors” means the Original Obligors and the Acceding Obligors.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up, or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up, or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management, or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, manager, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Intellectual Property” means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

“Issuing Bank” means each Lender identified above as an issuing bank and any other Lender which has notified the Agent that it has agreed to the Company’s request to be an

Issuing Bank pursuant to the terms of this Agreement [(and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” has the meaning given to it in the definition of “Permitted Joint Venture”.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders),
which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means any letter of credit, guarantee, bond, indemnity or other instrument in the latest standard form of the Issuing Bank (if any) or a form requested by a Borrower (or the Company on its behalf) and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank.

“Leverage” has the meaning given to that term in Clause 25.1 (Financial Definitions).

“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate, as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means a successful application being made for the admission of all or part of the share capital of any member of the Group on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) or any other public exchange or public market in any jurisdiction or country or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any member of the Group in any jurisdiction or country.

“LMA” means the Loan Market Association.

“Loan” means a Revolving Facility Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Mandatory Prepayment Account” means an interest-bearing account:
(a)	held in the England by a Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Company and the Agent, or in the name of the account, as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,
(as the same may be redesignated, substituted or replaced from time to time).

“Margin” means:
(a)	in relation to any Loan, 1.50 per cent. per annum; and

(b)	in relation to any other Unpaid Sum, the highest rate specified in the table below, but where Leverage in respect of the most recently completed Relevant Period (starting with the Relevant Period ending on or about 31 December 2010) is within a range in the table set out below, then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range:

Margin
Leverage	% p.a.
Greater than 2.00:1	2.50
Greater than 1.50:1 but less than or equal to 2.00:1	2.25
Greater than 1.00:1 but less than or equal to 1.50:1	2.00
Greater than 0.75:1 but less than or equal to 1.00:1	1.75
Less than or equal to 0.75:1	1.50
However:
(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the 5 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 24.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 13.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage calculated using the figures in the Compliance Certificate;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out in the table above; and

(iv)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 25.1 (Financial definitions).
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under Clause 25.2 (Financial condition) of this Agreement; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the right or remedies of any Finance Party under any of the Finance Documents.
“Material Company” means, at any time:
(a)	the Parent; or

(b)	any other Obligor; or

(c)	a wholly-owned member of the Group that holds shares in an Obligor; or

(d)	a Subsidiary of the Parent which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA on an unconsolidated basis and excluding intra-group items and investments in Subsidiaries) representing 5 per cent. or more of Consolidated EBITDA, or has gross assets, net assets or turnover (calculated on an unconsolidated basis and excluding intra-group items and investments in Subsidiaries) representing 5 per cent., or more of the gross assets, net assets or turnover of the Group, calculated on a consolidated basis.
Compliance with the conditions set out in paragraph (d) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest Annual Financial Statements of the Parent. However, if a Subsidiary has been acquired since the date as at which the latest Annual Financial Statements of the Parent were prepared, those financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment (if requested by the Agent acting on the instructions of the Majority Lenders) shall be certified by the Group’s Auditors as representing an accurate reflection of the revised Consolidated EBITDA, consolidated gross assets, consolidated net assets and/or consolidated turnover of the Group).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“McJunkin Group” means McJunkin Red Man Holding Corporation and its subsidiaries from time to time.

“McJunkin Loan Notes” means the 10 year, fixed coupon loan notes issued by the McJunkin UK in favour of McJunkin Red Man Corporation pursuant to:
(a)	a loan note instrument dated 30 October 2009 constituting loan notes with an aggregate principal amount of £24,600,000; and

(b)	a loan note instrument dated 30 October 2009 constituting loan notes with an aggregate principal amount of £59,400,000.
“McJunkin UK” means McJunkin Red Man UK Limited a company incorporated in England with registered number 7010190.

“MOF” means any overdraft or other bilateral facility made available by a MOF Lender to a Debtor.

“MOF Agreements” means the MOF Facility Agreement and each other agreement or letter pursuant to which a MOF is made available.

“MOF Document” means all MOF Agreements and any other agreement or document entered into or pursuant to such MOF Agreement.

“MOF Facility Agreement” means any agreement entered into by any member of the Group and HSBC Bank plc in relation to the provision of overdraft and other ancillary facilities.

“MOF Lender” means:
(a)	the Original MOF Lender; and

(b)	any Lender which becomes a MOF Lender pursuant to Clause 28.9 (Accession of Hedge Counterparties and MOF Lenders),

which, in each case is or has become a party to the Security Trust Agreement as a MOF Lender in accordance with the provisions of the Security Trust Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“New Zealand Dollars” means the lawful currency for the time being of New Zealand.

“New Zealand Obligor” means an Obligor incorporated in New Zealand.

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which:
(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 30.10 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i)-(ii) of the definition of Defaulting Lender.
“Non-Consenting Lender” has the meaning given to that term in Clause 39.3 (Replacement of Lender).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Optional Currency” means:
(a)	Australian Dollars, New Zealand Dollars, Singapore Dollars, Sterling and US Dollars (together the “Pre-Approved Currencies”); and

(b)	a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Borrower” means the company listed in Part I of Schedule 1 (The Original Parties) as the Original Borrower.

“Original Financial Statements” means:
(a)	in relation to each Obligor its audited financial statements (or in the case of MRC Transmark B.V., its unaudited financial statements) for its Financial Year ended 2009;

(b)	the consolidated financial statements of the Parent in respect of the financial period ending on or about 30 June 2010.
“Original New Zealand Obligor” means MRC Transmark Limited incorporated in New Zealand.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the necessary registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

“Permitted Acquisition” means:
(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	the incorporation of a company which on incorporation becomes a member of the Group, but only if:
(i)	that company is incorporated in an Approved Country with limited liability; and

(ii)	if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent within 30 days of the date of its incorporation if incorporated in England or within 60 days if incorporated elsewhere;
(e)	an acquisition by way of investment permitted pursuant to Clause 26.9 (Joint Ventures);

(f)	to the extent not permitted in paragraph (h) below, an acquisition by a member of the Group of shares or equity securities (the “Minority Shares”) in a member of the Group that is not a wholly-owned Subsidiary and/or in a Permitted Joint Venture (the “Joint Venture Shares”), in each case owned by any other shareholder that is not a member of the Group where:

(i)	no Default is continuing at the time of that acquisition or would occur as a result of that acquisition;

(ii)	subject to the Agreed Security Principles, if the Minority Shares or the Joint Venture Shares are to be owned by an Obligor, Security is given over such the Minority Shares or Joint Venture Shares acquired (as applicable) as soon as reasonably possible and in any event within 30 days if such shares are in a company incorporated in England or 60 days if in a company incorporated in another jurisdiction, after the date of their acquisition in favour of (and in form and substance satisfactory to) the Security Agent (acting reasonably) for the Finance Parties by the member of the Group that acquired those Minority Shares or Joint Venture Shares (as applicable); and

(iii)	the consideration (including associated cost and expenses) for the Minority Shares or Joint Venture Shares being acquired and any Financial Indebtedness remaining in any such Joint Venture at the date of acquisition to the extent such Financial Indebtedness is not prior to such acquisition accounted for as Borrowings of a member of the Group (the “Total Acquisition Price”) does not exceed €15,000,000 (or its equivalent) and the Total Acquisition Price and when aggregated with the Total Acquisition Price for any other Minority Shares and Joint Venture Shares acquired by all members of the Group pursuant to this paragraph (f) in any rolling 12 month period (ending on the scheduled date of such acquisition) (together the “Aggregate Total Acquisition Price”) and the Aggregate Total Purchase Price for such period, does not in that rolling 12 month period exceed €30,000,000 (or its equivalent); and

(iv)	in relation to the acquisition only of any Joint Venture Shares, the Parent has delivered to the Agent not later than 2 Business Days before legally completing such acquisition, a certificate signed by the CFO of the Parent (in a form reasonably acceptable to the Agent) confirming that the Parent reasonably believes (with supporting calculations) that Leverage in respect of any Relevant Period ending on the next 4 Financial Quarters following such acquisition, will be no greater than 2.0:1.
(g)	an acquisition of (A) at least 50.1% of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:
(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the McJunkin Group; and

(iii)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness remaining in the acquired company (or any such business) at the date of acquisition (the “Total Purchase Price”) does not exceed €15,000,000 (or its equivalent) and the Total Purchase Price when aggregated with the Total Purchase Price for all other Permitted Acquisitions by all members of the Groups pursuant to this paragraph (g) in any rolling 12 month period (ending on the scheduled date of such acquisition) (the “Aggregate Total Purchase Price”) and the Aggregate Total Acquisition Price for such period does not in that rolling 12 month period exceed in aggregate €30,000,000 (or its equivalent); and

(iv)	the Parent has delivered to the Agent not later than 2 Business Days before completing such acquisition, a certificate signed by the CFO of the Parent, (in a form reasonably acceptable to the Agent) confirming that the Parent reasonably believes (with supporting calculations) that Leverage in respect of any Relevant Period ending on the next 4 Financial Quarters following such acquisition, will be no greater than 2.0:1; and
(h)	the acquisition by the Parent of all of the shares not owned by it in Transmark DRW GmbH provided that consideration (including associated costs and expenses) and any Financial Indebtedness (to the extent not prior to such acquisition accounted for as Borrowings of a member of the Group) remaining in such company at the date of such acquisition does not exceed €5,000,000 (or its equivalent).
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:
(a)	of assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:
(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;
(c)	of assets (other than shares and businesses) in exchange for other assets reasonably comparable or superior as to type, value and quality;

(d)	of obsolete, surplus or redundant vehicles, plant and equipment or real estate not required for the operation of the business of the Group as it is being conducted;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by Clause 26.21 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 26.9 (Joint ventures);

(h)	arising as a result of any Permitted Security;

(i)	arising as a result of the Permitted Sale and Leaseback;

(j)	of the Singapore Property substantially on the terms disclosed by the Company to the Agent prior to the Signing Date; and

(k)	of assets (other than shares and businesses) for cash where the higher of market value and the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed in aggregate €2,000,000 (or its equivalent) for the Group in any Financial Year of the Parent.
“Permitted Distribution” means
(a)	the payment of a dividend to the Parent or any of its wholly-owned Subsidiaries; or

(b)
(i)	the payment of a dividend by the Parent or a reduction of share capital of the Parent;

(ii)	save as otherwise permitted to be made as a Permitted Payment, the payment to any members of the McJunkin Group of fees for corporate, M&A and/or transaction advice in relation to any restructuring or reorganisation of the Group; and/or

(iii)	the making of any loan by any member of the Group to McJunkin UK;
but only if:
(iv)	such payment is a dividend or loan to McJunkin UK to be applied by McJunkin UK in payment of interest (but not principal) due and payable on the McJunkin Loan Notes (each a “Loan Notes Distribution”) and:
(A)	the amount of such Loan Notes Distribution made in any Financial Year of the Parent when aggregated with all other such Loan Notes Distributions made in such Financial Year of the Parent as permitted under this paragraph (b) (iv), does not exceed a maximum aggregate amount of £5,880,000 (or its equivalent);

(B)	the Parent has delivered to the Agent not later than 2 Business Days before making or legally committing to make any such Loan Notes Distribution, a certificate signed by the CFO of the Parent confirming (i) the amount of such Loan Notes Distribution and compliance with paragraph (iv) (A) above and (ii) that the Parent reasonably believes (with supporting calculations) that it will be in compliance with the financial covenants in Clause 25.2 (Financial condition) in respect of each Relevant Period ending on the next 4 Financial Quarters following the making of such Loan Notes Distribution;

(C)	on the date of payment of such Loan Notes Distribution, no Event of Default is continuing under Clause 27.2 (Financial covenants and other obligations) as a result of a breach of Clause 25 (Financial Covenants); and

(D)	such Loan Notes Distribution is promptly applied by McJunkin UK in payment of interest due and payable on the McJunkin Loan Notes;
(v)	in respect of any such payment, reduction or loan other than a Loan Notes Distribution permitted under paragraph (b) (iv) above:
(A)	on the date of payment of such payment, reduction or loan (each a “McJunkin Distribution”), no Event of Default is continuing under Clause 27.2 (Financial covenants and other obligations) as a result of a breach of Clause 25 (Financial Covenants);

(B)	the amount of such McJunkin Distribution when aggregated with all other such McJunkin Distributions permitted under this paragraph (b) (v) and made during the 12 month period (the “Payment Period”) starting from the date of the delivery of the Annual Financial Statements of the Parent for a Financial Year of the Parent (the “Payment Year”) does not exceed an amount equal to 25% of the balance of the Distributable Net Profits for the relevant Payment Year after deducting the aggregate amount of Loan Note Distributions made during such Payment Year;

(C)	the Parent has delivered to the Agent not later than 2 Business Days before making or legally committing to make any such McJunkin Distribution, a certificate signed by the CFO of the Parent confirming (i) the amount of such McJunkin Distribution, (ii) the Distributable Net Profits for relevant Payment Year and compliance with paragraph (v) (B) above and (iii) that the Parent reasonably believes (with supporting calculations) that it will be in compliance with the financial covenants in Clause 25.2 (Financial condition) in respect of each Relevant Period ending on the next 4 Financial Quarters following the making of such McJunkin Distribution; and

(D)	such McJunkin Distribution is made during the relevant Payment Period.
“Permitted Financial Indebtedness” means Financial Indebtedness:
(a)	arising under any of the Finance Documents;

(b)	to the extent covered by a Letter of Credit or letter of credit, bond, guarantee or indemnity issued under any MOF Agreement;

(c)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(d)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 26.23 (Treasury Transactions);

(e)	arising under or relating to letters of credit, bank guarantees or other documentary credits issued in the ordinary course of trading where such Financial Indebtedness is unsecured (save in respect of the underlying assets and related rights as permitted under paragraph (j) of the definition of Permitted Security) and the aggregate outstanding principal amount does not at any time exceed €5,000,000 for the Group;

(f)	arising under the Cash Pooling Agreement;

(g)	of any person acquired by a member of the Group after the first Utilisation Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(h)	under the Rabobank Facility Agreement and in relation to the Singapore DBS Term Loan provided that, in each case, they are repaid and irrevocably and unconditionally cancelled in full by no later than the first Utilisation Date;

(i)	made available by the relevant vendor in connection with any Permitted Acquisition provided that such Financial Indebtedness is fully subordinated behind the Finance Parties on terms satisfactory to the Agent (acting reasonably);

(j)	under:
(i)	any Finance Leases;

(ii)	any factoring, sale or discounting on arm’s length terms of receivables; or

(iii)	any local facilities provided to any member of the Group by a financial institution on an unsecured basis save as permitted under paragraph (p) of the definition of Permitted Security, provided that the aggregate capital value of all such items so leased under outstanding leases by all members of the Group (calculated in accordance with the Accounting Principles) and/or the aggregate Financial Indebtedness so raised does not in aggregate for the Group exceed €10,000,000 (or its equivalent in other currencies) at any time; and
(k)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed €1,000,000 (or its equivalent) in aggregate for the Group at any time.
“Permitted Guarantee” means:
(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee of a Joint Venture to the extent permitted by Clause 26.9 (Joint ventures);

(d)	any guarantee of Permitted Financial Indebtedness;

(e)	guarantees (not being guarantees of Financial Indebtedness) guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of the trading including, without limitation, any rental payments of any member of the Group under a lease on arm’s length terms and in the ordinary course of business;

(f)	given by an Obligor in respect of obligations of another Obligor;

(g)	any guarantee or indemnity given to any liquidator or similar officer in connection with a liquidation, winding up or dissolution occurring as part of a Permitted Transaction, in a customary form;

(h)	given by a non-Obligor in respect of obligations of another member of the Group;

(i)	any guarantee of any transaction permitted under Clause 26.23 (Treasury Transactions);

(j)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(k)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(l)	any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between the Dutch Obligors;

(m)	any guarantee granted pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration pursuant to section 2:404(2) of the Dutch Civil Code); or

(n)	any guarantee not permitted by the preceding paragraphs or as a Permitted Transaction provided that the total aggregate amount permitted under this paragraph (o) may not exceed €1,000,000 (or its equivalent) in aggregate for the Group at any time.
“Permitted Joint Venture” means any investment in any Joint Venture where:
(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in an Approved Country;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(c)	the aggregate in respect of all such Joint Ventures (“Joint Venture Investment”) of:
(iv)	all amounts subscribed for shares in, lent to, or invested in such Joint Ventures by all members of the Group;

(v)	the contingent liabilities of all members of the Group under any guarantee given in respect of the liabilities of such Joint Ventures; and

(vi)	the market value of any assets transferred by all members of the Group to such Joint Ventures,
(including all associated costs and expenses) does not exceed €2,000,000 (or its equivalent) in any Financial Year of the Parent.
“Permitted Loan” means:
(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (d) of that definition);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 26.9 (Joint ventures);

(d)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(e)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under all such loans does not exceed €5,000,000 (or its equivalent) for the Group at any time;

(f)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by all members of the Group does not exceed €500,000 (or its equivalent) at any time;

(g)	a loan permitted as a Permitted Distribution;

(h)	any loan not permitted under the preceding paragraphs so long as the aggregate amount of the Financial Indebtedness under all such loans does not exceed €1,000,000 (or its equivalent) for the Group at any time.
“Permitted Payment” means:
(a)	any payment to any member of the McJunkin Group (other than a member of the Group itself) in respect of and/or in reimbursement of costs and expenses for (i) corporate, M&A and/or transaction advice or any other advice in relation to any restructuring or reorganisation of the Group or (ii) the provision to any member of the Group of shared back office or front office services (including, but not limited to services in connection with insurance, IT, marketing, royalties), in each case on bona fide arm’s length commercial terms at market value (or on terms that are more favourable to the relevant member of the Group); and

(b)	any payment to McJunkin UK to fund and/or reimburse its administrative costs, director’s fees, tax and professional fees and any regulatory costs or in respect of any payment of a management fee and (ii) any payment to any member of the McJunkin Group (other than a member of the Group itself) to fund and/or reimburse costs and expenses incurred in connection with any other services provided to (or incurred in respect of) a member of the Group and not covered by paragraph (a)(ii) above, subject to a maximum aggregate amount in respect of all such payments of €1,000,000 (or its equivalent) in any Financial Year of the Parent
“Permitted Sale and Leaseback” means the sale and lease back of the property located at Rohwedderstrasse 6, D-44369 Dortmund, Germany owned by Transmark DRW GmbH for a maximum aggregate consideration of no more than €2,000,000 (or its equivalent).

“Permitted Security” means:
(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors except, in the case of (i) and (ii) above, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan permitted pursuant to paragraph (d) of the definition of “Permitted Loan” or is otherwise permitted under the Cash Pooling Agreement;

(c)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness excluding any Security or Quasi Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the first Signing Date if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;
(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Signing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;
(f)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group and relating only to the goods supplied;

(g)	any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than the first Utilisation Date;

(h)	any security or Quasi-Security as a result of customary escrow arrangements using no more than 20% of the disposal proceeds arising as a result of a disposal which is a Permitted Disposal;

(i)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (j) of the definition of Permitted Financial Indebtedness provided such Security or Quasi-Security relates only to the assets the subject of the relevant lease;

(j)	any Security over goods or documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading;

(k)	the Transaction Security and any other Security arising under the Finance Documents;

(l)	payments into court or any Security arising under any court order or injunction in relation to costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith (which do not otherwise constitute or give rise to an Event of Default);

(m)	Security by way of set-off or pledge over bank accounts (in favour of the account-holding bank) arising by operation of law in the ordinary course of its banking arrangements or under standard banking terms and conditions;

(n)	any Security arising on rental deposits in connection with the occupation of leasehold premises in the ordinary course of business provided that the aggregate principal amount deposited at any time does not exceed an amount which is customary for such rental deposits provided such Security relates only to the rental deposit;

(o)	any Security or Quasi-Security arising in connection with a Permitted Acquisition over any amount held under an escrow arrangement in respect of a Permitted Acquisition up to a maximum amount of 20% of the purchase price payable in respect of such acquisition;

(p)	any Security or Quasi-Security granted by a member of the Group which is not an Obligor to a financial institution to support local facilities made available directly to it and which are permitted under sub-paragraph (iii) of paragraph (j) of the definition of Permitted Financial Indebtedness;

(q)	all security granted in favour of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. in respect of the Rabobank Facility Agreement provided that in each case the same is unconditionally discharged and released to the satisfaction of the Agent (acting reasonably) on or before the first Utilisation Date;

(r)	any Security or Quasi-Security arising over cash cover (which at no time is in an aggregate amount in excess of €350,000 (or its equivalent)) provided by MRC Transmark Pte. Ltd. to DBS Bank Ltd. in respect of facilities provided to MRC Transmark Pte. Ltd. (other than the Singapore DBS Term Loan) provided that it relates only to such cash cover;

(s)	subject to Clause 26.27(b), the Singapore Mortgage; and

(t)	any Security not permitted under the proceeding paragraphs securing indebtedness to the outstanding principal amount of which in aggregate for the Group does not at any time exceed €1,000,000 (or its equivalent).
“Permitted Share Issue” means an issue of:
(a)	ordinary shares by the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where (i) such shares are of the same class and on the same terms as those issued by the Parent before the Signing Date and (ii) such issue does not lead to a Change of Control of the Parent;

(b)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms, and in respect of both paragraphs (a) and (b) above, which do not constitute or form part of a Listing; or

(c)	any other issue of shares to which the Majority Lenders have given their consent.
“Permitted Transaction” means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation (including de-registration) of any member of the Group which is not an Obligor so long as any payments or assets distributed (following settlement of all liabilities to creditors) as a result of such liquidation or reorganisation are distributed to other members of the Group (provided that if the member of the Group which is the subject of the liquidation or reorganisation (including de-registration) is not wholly owned not greater than a pro rata proportion of such payments or assets may be distributed to it minority shareholders);

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	any payments or other transactions required, permitted and/or contemplated by any Cash Pooling Agreement; or

(e)	a liquidation or re-organisation on a solvent basis of the Parent where:
(i)	no Default has occurred and is continuing or would result from such liquidation or re-organisation;

(ii)	the Agent, is given 30 days prior notice of such liquidation or re-organisation and acting reasonably, is satisfied prior to the date of such liquidation or reorganisation that the Finance Parties will enjoy at least the same or equivalent Transaction Security over the same assets of that new member of the Group and the shares in it and the same or equivalent guarantee in an amount not less than that guaranteed by the Parent, in each case as enjoyed by them prior to such liquidation or re-organisation;

(iii)	all of its business and assets are retained by a new wholly owned Subsidiary of McJunkin UK which is incorporated in England and which has become, or at the same time as such liquidation or re-organisation becomes, an Additional Guarantor and the “Parent” under this Agreement and the Security Trust Agreement and the Agent has received any other documents in a form acceptable to it (acting reasonably) as is required in connection with such Additional Guarantor becoming the “Parent” and to satisfy the Agent under paragraph (ii) above; and

(iv)	to the extent required under paragraph (f) of Clause 24.3 (Requirements as to financial statements) the Agent has received 30 days prior to the date of such liquidation or reorganisation a Reconciliation Statement as required under such Clause 24.3(f) and is satisfied (acting reasonably) with its content;
(f)	the merger of MRC Transmark France SAS and MRC Transmark France EURL where MRC Transmark France SAS is the surviving entity and:
(i)	no Default has occurred and is continuing or would result from such merger;

(ii)	the merger is completed in accordance with all applicable laws and regulations and the Agent is provided with, promptly following such merger, evidence of the completion of the merger including without limitation a K-bis extract from the “Registre du Commerce et des Sociétés” of Rouen showing that MRC Transmark France EURL has been deleted from such register; and

(iii)	all financial instruments held by the Parent in MRC Transmark France SAS immediately following the merger of MRC Transmark France EURL into MRC Transmark France SAS are immediately credited on the financial instruments account pledged under the Share Pledge Agreement given by the Parent to the Agent under Part I of Schedule 2 (Conditions Precedent) and the Agent and the Security Agent are provided at that time with (i) a confirmation of pledge (attestation de nantissement de compte de titres financiers) issued by MRC Transmark France SAS and (ii) copies of MRC Transmark France SAS’ shareholder register (registre de movements de titres) and shareholder’s individual accounts (comptes individuels d’actionnaires), evidencing the transfer of such financial instruments held by the Parent on the financial instruments account pledged under the Share Pledge Agreement.
“Qualifying Lender” has the meaning given to that term in Clause 17 (Tax gross-up and indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quarterly Financial Statements” has the meaning given to that term in Clause 24 (Information Undertakings).

“Quasi-Security” has the meaning given to that term in Clause 26.12 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rabobank Facility Agreement” means the term and revolving credit facilities agreement dated 6 July 2005 between, among others, MRC Transmark Group B.V. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., as amended from time to time.

“Receiver” means a receiver or receiver and manager or administrative receiver (or its equivalent in any jurisdiction) of the whole or any part of the Charged Property.

“Reduction Date” has the meaning given to that term in Clause 9.2 (Reduction of Revolving Facility).

“Reduction Installment” has the meaning given to that term in Clause 9.2 (Reduction of Revolving Facility).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
“Relevant Period” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Date” means the last day of an Interest Period for a Revolving Facility Loan.

“Repeating Representations” means each of the representations set out in Clause 23.2 (Status) to Clause 23.7 (Governing law and enforcement), Clause 23.11 (No default), paragraph (e) and (f) of Clause 23.13 (Original Financial Statements), Clause 23.19 (Ranking) to Clause 23.21 (Shares) and Clause 23.25 (Centre of main interests and establishments).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Revolving Facility Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit.

“Rollover Loan” means one or more Revolving Facility Loans:
(a)	made or to be made on the same day that:
(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:
(i)	refinancing that maturing Revolving Facility Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.
“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Parties” has the meaning given to it in the Security Trust Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Trust Agreement” means the security trust agreement dated on or about the first Utilisation Date and made between, among others, the Original Obligors and HSBC Bank plc in various capacities.

“Separate Loan” has the meaning given to that term in Clause 9.1 (Repayment of Revolving Facility Loans).

“Signing Date” means the date of this Agreement.

“Singapore Dollars” means the lawful currency for the time being of Singapore.

“Singapore DBS Term Loan” means the term loan facility of up to SGD1,897,000 extended by DBS Bank Ltd. to MRC Transmark Pte. Ltd. pursuant to, among other things, the facility letter dated 11 June 2009 from DBS Bank Ltd. to Transmark FCX Pte. Ltd. (now known as MRC Transmark Pte. Ltd.).

“Singapore Mortgage” means the mortgage granted by MRC Transmark Pte. Ltd. in favour of DBS Bank Ltd. (formerly known as the Development Bank of Singapore Limited) over the Singapore Property.

“Singapore Obligor” means an Obligor incorporated in Singapore.

“Singapore Property” means Lot 363 of Mukim 14 comprising premises known as 82 Mandai Estate, Singapore 729920 owned by MRC Transmark Pte. Ltd..

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sterling” means the lawful currency for the time being of the United Kingdom.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means the date falling three years from the Signing Date.

“Total Commitments” means the Total Revolving Facility Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being €60,000,000 at the date of this Agreement.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed in Part III of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 17 of Part II of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents or by its Holding Company creating or expressed to create any Security over all or any of the shares in an Obligor.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollars” means the lawful currency for the time being of the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means:
(a)	in respect of a Loan a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request Loans); and

(b)	in respect of a Letter of Credit, the relevant standard form required by the Issuing Bank in relation to the issue of guarantees, letters of credit and/or bonds or (if not appropriate) such other form as the Issuing Bank may reasonably require.
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in any jurisdiction.

“Whitewash Completion Date” means the date which is 14 clear days after all Whitewash Documents are lodged with the Australian Securities and Investments Commission.

“Whitewash Documents” means the documents, in a form approved by the Agent, required to be lodged with the Australian Securities and Investments Commission under section 260B of the Corporations Act for the purposes of approving the financial assistance being given by MRC Transmark Pty Ltd under the Finance Documents to which it is proposed to be a party in accordance with section 260A(1)(b) of the Corporations Act.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Hedge Counterparty” any “Issuing Bank”, any “Lender”, any “MOF Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 22 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender’s “participation” in relation to a letter of credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a “security interest” includes, in the case of a New Zealand Obligor, a “security interest” as that term is defined in section 17(1)(a) of the Personal Property Securities Act 1999 (NZ);

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions being met:
(i)	the account is with the Security Agent or with the Issuing Bank for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.5 (Cash Cover by Borrower), until no amount is or may be outstanding under that Letter of Credit withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank with which that account is held, creating a first ranking security interest over that account.
(e)	An Event of Default arising under Clause 27.1 (Non-Payment), Clause 27.2 (Financial covenants and other obligations) as a result of a breach of clause 25 (Financial covenants), Clause 27.6 (Insolvency) and/or 27.7 (Insolvency proceedings) is “continuing” if it has not been waived and any Default or any other Event of Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit means:
(i)	that Borrower providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.
(g)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(h)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.
1.3	Belgian terms
Insofar as it applies to a Belgian Obligor or any other member of the Group incorporated in Belgium, a reference in this Agreement to:
(a)	a “liquidator”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or similar officer includes any curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/ mandataire de justice, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc and sekwester/séquestre;

(b)	“Security” includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other proprietary security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage, a pledge or any other real surety, a privilege (voorrecht/privilège) and a retention of title (eigendomsvoorbehoud/réserve de propriété);

(c)	a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(d)	“commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to the Belgian Act of 31 January 2009 on the continuity of enterprises;

(e)	a “composition” includes any gerechtelijke reorganisatie/réorganisation judiciaire;

(f)	“winding-up”, “administration” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution and faillissement/faillite; and

(g)	“attachment”, “sequestration”, “distress”, “execution” or analogous procedures includes any uitvoerend beslag/saisie-exécution and bewarend beslag/saisie conservatoire.
1.4	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:
(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);
(b)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)
(i)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(iii)	a suspension of payments includes a “including emergency regulations (noodregeling) under the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(iv)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or article 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(v)	a trustee in bankruptcy includes a curator;

(vi)	an administrator includes a bewindvoerder; and

(vii)	an attachment includes a beslag.”

1.5	PPS Law — Australia
If:
(a)	a PPS Law applies, or will apply at a future date, to any of the Finance Documents or any of the transactions contemplated by them, or the Agent determines (based on legal advice) that a PPS Law applies or will apply at a future date in this manner; and

(b)	in the opinion of the Agent (based on legal advice), the PPS Law:
(i)	adversely affects or would adversely affect a Finance Party’s security position or the rights or obligations of the Finance Party under or in connection with the Finance Documents; or

(ii)	enables or would enable a Finance Party’s security position to be improved without adversely affecting any Obligor’s business in a material respect, the Agent may give notice to each Obligor requiring each Obligor to do anything (including amending any Finance Document or executing any new Finance Document) that in the Agent’s opinion is necessary to ensure that, to the maximum possible extent, each Finance Party’s security position, and rights and obligations, are not adversely affected as contemplated by clause 1.5(b)(i) (or that any such adverse effect is overcome), or that a Finance Party’s security position is improved as contemplated in clause 1.5(b)(ii). Each Obligor must comply with the requirements of that notice within the time stipulated in the notice.
(c)	In this clause 1.5, “PPS Law” means:
(i)	the Personal Property Securities Act 2009 (Cth) (the “PPS Act”); and

(ii)	any amendment made at any time to any other law or regulation as a consequence of the PPS Act.
1.6	Singapore Terms

Insofar as it applies to any Material Company incorporated in Singapore, a reference in Clause 27.7(a) of this Agreement to such “analagous procedure or step” shall include (i) any application made or petition presented for an order to place such Material Company under judicial management of a judicial manager pursuant to the Singapore Companies Act (Cap. 50) or under any other law, and (ii) such Material Company becoming insolvent or becoming unable or deemed unable to pay its debts within the meaning of Section 254(2) of the Singapore Companies Act (Cap. 50) or under any other law.
1.7	Effective date — Australian Obligor
(a)	Notwithstanding any other provision of this Agreement (other than clause 1.7(b)), neither this Agreement nor any Accession Deed has any force or effect against or in respect of MRC Transmark Pty Ltd ACN 080 156 378 prior to the Whitewash Completion Date to the extent that performance of the obligations under this Agreement or any such Accession Deed by MRC Transmark Pty Ltd ACN 080 156 378 would breach section 260A of the Corporations Act.

(b)	On and from the Whitewash Completion Date, this Agreement and any Accession Deed is automatically in full force and effect against and in respect of MRC Transmark Pty Ltd ACN 080 156 378 without the need for any further action or notice by any person.

1.8	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
2.	THE FACILITY
2.1	The Facility
(a)	Subject to the terms of this Agreement, the Lenders make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	The Facility will be available to all the Borrowers.
2.2	Increase
(a)	The Parent may by giving prior notice to the Agent by no later than the date falling three Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 10.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 10.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:
(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Security Trust Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent, the Increase Lender and the Issuing Bank; and
(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 28.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.3	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4	Obligors’ Agent
(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
3.	PURPOSE
3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards:
(a)	refinancing any amounts payable under the Rabobank Facility Agreement in full; and

(b)	otherwise each Borrower shall apply all amounts borrowed by it under the Revolving Facility, any Letter of Credit (funded out of the Revolving Facility) towards the general corporate and working capital purposes of the Group (including any Permitted Acquisition).
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied. If the Agent has not received (or waived the right to receive) such documents and evidence by the date being 90 days from the date of this Agreement, the Facility shall be automatically cancelled in full.
4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to the first Utilisation Date, all the representations and warranties in Clause 23 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:
(i)	it is a Pre-Approved Currency; or

(ii)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation and has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.
(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation of a Revolving Facility Loan in that currency.
4.4	Maximum number of Utilisations
(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation 20 or more Revolving Facility Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

5.	UTILISATION — LOANS
5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 14 (Interest Periods).
(b)	Only one Utilisation may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:
(i)	if the currency selected is the Base Currency, a minimum of €250,000 or, if less, the Available Facility; or

(ii)	if the currency selected is a Pre-Approved Currency, a minimum of USD300,000, AUD350,000, GBP200,000, NZD450,000, SGD400,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, and subject to Clause 9.1 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed €20,000,000.
5.6	Cancellation of Commitment

The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.
6.	UTILISATION — LETTERS OF CREDIT
6.1	The Revolving Facility
(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation — Loans) does not apply to utilisations by way of Letters of Credit.
6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(a)	it identifies the Borrower of the Letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(c)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(d)	if the Letter of Credit is not in the Issuing Bank’s standard form, the form of Letter of Credit is attached;

(e)	the Expiry Date of the Letter of Credit is no more than 3 years from the date of issue; and

(f)	the identity of the beneficiary is approved by all the Lenders (acting reasonably).
6.4	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Subject Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility.
6.5	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial Conditions Precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation on the first Utilisation Date, all the representations and warranties in Clause 23 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects.
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
6.6	Renewal of a Letter of Credit
(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.
(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (d) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit
(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:
(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:
(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.
(b)	The Issuing Bank shall notify the Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.
6.8	Revaluation of Letters of Credit
(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Parent shall, if requested by the Agent within three days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.8.
7.	LETTERS OF CREDIT
7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.
7.2	Claims under a Letter of Credit
(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities
(a)	Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4	Cash collateral by Non-Acceptable L/C Lender
(a)	If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Agent and the Company:
(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent.
(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:
(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit, that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).
7.5	Cash cover by Borrower
(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within three Business Days after the notice is given.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:
(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.
(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 16.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.
7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.
8.	OPTIONAL CURRENCIES
8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.
8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:
(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).
9.	REPAYMENT
9.1	Repayment of Revolving Facility Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower:
(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;
the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:
(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:
(aa)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(bb)	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and
(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:
(aa)	the relevant Borrower will not be required to make any payment in cash; and

(bb)	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.
(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	This Clause shall be read and construed subject to the provisions of Clause 9.2 (Reduction of Revolving Facility).
9.2	Reduction of Revolving Facility

The Revolving Facility Commitments will be reduced in installments by:
(a)	firstly, to the extent required, the cancellation of any Available Commitments under the Revolving Facility; and

(b)	second, once all Available Commitments at that time have been cancelled, to the extent required, prepayment of any Revolving Utilisations, in each case, on each date specified in the table below (each a “Reduction Date”) and to the extent required to reduce the Revolving Facility Commitments by the corresponding reduction installment (each a “Reduction Installment”) set out in that table:

Reduction Date	Reduction Installment (€)
31 December 2010	500,000
31 March 2011	500,000
30 June 2011	500,000
30 September 2011	500,000
31 December 2011	500,000
31 March 2012	500,000
30 June 2012	500,000
30 September 2012	500,000
31 December 2012	1,500,000
31 March 2013	1,500,000
30 June 2013	1,500,000
30 September 2013	1,500,000
9.3	Effect of cancellation and prepayment on scheduled repayments and reductions
(a)	If the Company cancels the whole or any part of the Revolving Facility Commitments in accordance with Clause 10.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 10.6 (Right of cancellation in relation to a Defaulting Lender) or if the Revolving Facility Commitment of any Lender is reduced under Clause 10.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Commitment(s) is subsequently increased pursuant to Clause 2.2 (Increase)) in the case of the Revolving Facility Commitments, the amount of the Reduction Installment for each Reduction Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Company cancels the whole or any part of the Revolving Facility Commitments in accordance with Clause 10.3 (Voluntary cancellation) then the amount of the Reduction Installment for each Reduction Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If any of the Revolving Facility Utilisations are prepaid in accordance with Clause 10.4 (Voluntary prepayment of Revolving Facility Utilisations), or Clause 11.2 (Disposal and Insurance Proceeds) then under Clause 11.2 (Disposal and Insurance Proceeds) only, the amount of the Reduction Installment for each Reduction Date falling after that prepayment will reduce pro rata by the amount of the Revolving Facility Loan prepaid.
10.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:
(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
10.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:
(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)	the Parent shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.
10.3	Voluntary cancellation
(a)	The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000 of an Available Facility). Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	Any notice of cancellation of the Available Commitments with respect to the Revolving Facility delivered at any time while Loans under any other Facility remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders, that the Group will have sufficient working capital facilities available to it following such cancellation.
10.4	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of €1,000,000).
10.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up);

(ii)	any Lender or Issuing Bank claims indemnification from the Parent or an Obligor under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:
(i)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(iii)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.
(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.
10.6	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
11.	MANDATORY PREPAYMENT
11.1	Exit
Upon the occurrence of:
(a)	any Listing; or

(b)	a Change of Control; or

(c)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions, the Facility will be cancelled and all outstanding Utilisations together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.
11.2	Disposal and Insurance Proceeds
(a)	For the purposes of this Clause 11.2, Clause 11.3 (Application of mandatory prepayments) and Clause 11.4 (Mandatory Prepayment Accounts):

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(i)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“Excluded Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal:
(i)	to the extent that the Aggregate Net Disposal Proceeds for a Financial Year of the Parent do not exceed €1,000,000 (or its equivalent) and for the avoidance of doubt only the amount by which the Aggregate Net Disposal Proceeds exceed €1,000,000 in any such Financial Year shall not be Excluded Disposal Proceeds (where “Aggregate Net Disposal Proceeds” means, for any Financial Year, the Disposal Proceeds of a disposal, aggregated with the Disposal Proceeds of all other disposals made in the same Financial Year, less any Disposal Proceeds which are, or are to be, reinvested and/or are exempted pursuant to paragraphs (ii) and (iii) below);

(ii)	which is received from a Disposal permitted under paragraphs (c), (d), (f) or (k) of the definition of Permitted Disposal and which the Parent certifies upon receipt are to be (and subsequently are):
(A)	reinvested within 365 days of receipt in an asset or assets of a similar type and value required for the business of the recipient member of the Group or an Obligor; or

(B)	committed to be so invested by a binding contract being entered into by the recipient of the Group or an Obligor and are so invested within 18 months of receipt; or
(ii)	which is received from a Disposal under paragraphs (a), (b), (e), (g), (h), (i) and (j) of the definition of “Permitted Disposals”.
“Excluded Insurance Proceeds” means any Insurance Proceeds:
(i)	to the extent that the Aggregate Net Insurance Proceeds for a Financial Year of the Parent do not exceed €1,000,000 (or its equivalent) and for the avoidance of doubt only the amount by which the Aggregate Net Insurance Proceeds exceed €1,000,000 in any such Financial Year shall not be Excluded Insurance Proceeds (where “Aggregate Net Insurance Proceeds” means, for any Financial Year, the Insurance Proceeds of any claim received, aggregated with the Insurance Proceeds of all other claims received in the same Financial Year, less and Insurance Proceeds which are, or are to be, applied pursuant to paragraphs (ii) and (iii) below);

(ii)
(A)	which the Parent certifies in writing to the Agent upon receipt are to be (and subsequently are) applied to meet a third party claim; or

(B)	which the Parent certifies in writing to the Agent upon receipt are to be (and subsequently are) applied to cover loss of revenue in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 180 days or such longer period as the Majority Lenders may agree) after receipt; or

(iii)
(A)	which the Parent certifies in writing to the Agent upon receipt are to be (and subsequently are) applied to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made within 365 days of receipt of such proceeds; or

(B)	which the Parent certifies in writing to the Agent upon receipt are to be (and subsequently are) committed to be so applied by a binding contract being entered into by the recipient member of the Group or an Obligor and so applied within 18 months of receipt.
“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	The Parent shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 11.3 (Application of mandatory prepayments):
(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.
11.3	Application of mandatory prepayments
(a)	A prepayment made under Clause 11.2 (Disposal and Insurance Proceeds) shall be applied in the following order:
(i)	first, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably); and

(ii)	secondly, in prepayment of Revolving Facility Utilisations (such that outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit) and cancellation of Revolving Facility Commitments.
(b)	Unless the Company makes an election under paragraph (c) below, the Borrowers shall prepay Loans promptly upon receipt of those proceeds.

(c)	Subject to paragraph (d) below, the Company may elect that any prepayment under Clause 11.2 (Disposal and Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Company has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).
11.4	Mandatory Prepayment Accounts
(a)	The Parent shall ensure that (i) Disposal Proceeds and Insurance Proceeds in respect of which the Company has made an election under paragraph (c) of Clause 11.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably possible after receipt by a member of the Group.

(b)	The Company and each Borrower irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 11.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

11.5	Excluded proceeds
(a)	Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Parent shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

(b)	Excluded Disposal Proceeds and Excluded Insurance Proceeds must be held in bank accounts that are subject to the Transaction Security.

(c)	If:
(i)	monies are required to be applied in prepayment or repayment of the Facility under this Clause 11 but in order to be so applied need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group to effect such prepayment or repayment; and

(ii)	such monies cannot be so upstreamed or transferred without breaching a financial assistance prohibition or without breaching some other applicable law or without the Group incurring a material cost (whether as a result of paying additional Taxes or otherwise), there will be no obligation to make such payment or prepayment to the extent of such impediment until such impediment no longer applies or such cost is no longer material and the Parent will (and will procure that the relevant members of the Group will) use all reasonable endeavours to avoid, reduce or overcome such impediment or avoid or reduce such cost, as soon as possible.
12.	RESTRICTIONS

12.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 10 (Illegality, voluntary prepayment and cancellation), paragraph (c) of Clause 11.3 (Application of mandatory prepayments) or Clause 11.4 (Mandatory Prepayment Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

12.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

12.3	Reborrowing of Facilities

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

12.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 10 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (c) of Clause 11.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

12.7	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 12.7 shall reduce the Commitments of the Lenders rateably under that Facility.

13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.
13.2	Payment of interest
(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

13.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
13.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.
14.	INTEREST PERIODS
14.1	Selection of Interest Periods and Terms
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)	Subject to this Clause 14, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition a Borrower (or the Company on its behalf) may select an Interest Period of a period of less than one Month, if necessary to ensure that (when aggregated with the Available Facility) there are Revolving Facility Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Installment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.
(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(d)	A Revolving Facility Loan has one Interest Period only.
14.2	Changes to Interest Periods
(a)	Prior to determining the interest rate for a Revolving Facility Loan, the Agent may shorten the Interest Period for any Revolving Facility Loan to ensure that, when aggregated with the Available Facility for the Revolving Facility, there are sufficient

Revolving Facility Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Installment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.
(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 14.2, it shall promptly notify the Company and the Lenders.
14.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
15.	CHANGES TO THE CALCULATION OF INTEREST
15.1	Absence of quotations
Subject to Clause 15.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.
15.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;
(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and
(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	If:
(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or
(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or in relation to a loan in euro, EURIBOR.

(c)	In this Agreement:

“Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or
(i)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.
15.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
15.4	Break Costs
(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
16.	FEES
16.1	Commitment fee
(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40 per cent. of the applicable Margin subject to a minimum at any time of 0.70% per annum, on that Lender’s Available Commitment for the Availability Period.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee of €600,000 (in respect of the Facility) on the first Utilisation Date.

16.3	Agency and Security Agent fee

In the event that there is more than one Lender at any time, the Agent and Security Agent reserve the right to charge an agency fee and security agency fee respectively (for their own account) in amounts and at times required by the Agent and Security Agent (acting reasonably within the range of normal rates at that time of UK and European clearing banks for borrowers and facilities of a similar size and nature) as set out in a separate fee letter entered into between the Agent and/or Security Agent and the Company at that time.
16.4	Fees payable in respect of Letters of Credit
(a)	The Company or each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum (or such other rate as the Issuing Bank may require by written notice to the Company within 10 Business Days of the first person other than the Original Lender becoming a Lender, provided that such rate is within the range of normal rates at that time of UK and European clearing banks for borrowers and facilities of a similar size and nature) on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.
(b)	The Company or each Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.
(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Agent on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.
17.	TAX GROSS UP AND INDEMNITIES
17.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(a)	a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or
(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;
(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;
(B)	a partnership each member of which is:
(aa)	a company so resident in the United Kingdom; or
(bb)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)	a Treaty Lender; or
(b)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document).
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(c)	to whom a payment of interest by an Obligor under a Finance Document may be made without deduction or withholding of United Kingdom income tax subject only to the completion of the relevant procedural formalities.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UK Non-Bank Lender” means:
(a)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part III of Schedule 1 (The Original Parties); and
(b)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.
Unless a contrary indication appears, in this Clause 17 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
17.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Parent and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and
(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(A)	the relevant Lender has not given a Tax Confirmation to the Parent; and
(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Parent by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.
17.3	Tax indemnity
(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or
(B)	would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Agent.
17.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)	not a Qualifying Lender;
(b)	a Qualifying Lender (other than a Treaty Lender); or
(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 17.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 17.5.
17.6	Stamp taxes
The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes in any jurisdiction payable in respect of any Finance Document.
17.7	VAT
(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 17.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994) (or (if applicable) any other comparable meaning in any relevant legislation in any other jurisdiction).
18.	INCREASED COSTS
18.1	Increased costs
(a)	Subject to Clause 18.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment -or funding or performing its obligations under any Finance Document or Letter of Credit.
18.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
18.3	Exceptions
(a)	Clause 18.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied);
(iii)	compensated for by the payment of the Mandatory Cost; or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(b)	In this Clause 18.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Definitions).
19.	OTHER INDEMNITIES
19.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
19.2	Other indemnities
(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);
(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.
(b)	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 19.2 subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.
19.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
19.4	Indemnity to the Security Agent
(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security,
(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or
(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 19.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.
20.	MITIGATION BY THE LENDERS
20.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality) (or, in respect of the Issuing Bank, Clause 10.2 (Illegality in relation to Issuing Bank)), Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
20.2	Limitation of liability
(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
21.	COSTS AND EXPENSES
21.1	Transaction expenses
The Parent shall promptly on demand pay the Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all costs and expenses (including legal fees and related VAT and disbursements as (i) set out in paragraph 1 of the Eversheds Fee Estimate emailed to Hugh Brown and John Wilkinson on 3 September 2010 by Paul Castle and (ii) otherwise as agreed by the Company and the Agent) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and
(b)	any other Finance Documents executed after the date of this Agreement.
21.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
21.3	Security Agent’s ongoing costs
(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.
(b)	If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

21.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.
22.	GUARANTEE AND INDEMNITY
22.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 22 if the amount claimed had been recoverable on the basis of a guarantee.
22.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
22.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 22 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
22.4	Waiver of defences
The obligations of each Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which, but for this Clause 22, would reduce, release or prejudice any of its obligations under this Clause 22 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
22.5	Guarantor Intent

Without prejudice to the generality of Clause 22.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
22.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
22.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 22.
22.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 22:
(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 22.1 (Guarantee and Indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).
22.9	Release of Guarantors’ right of contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

22.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
22.11	Guarantee Limitations — France
(a)	In respect of the obligations of any French Guarantor, the joint and several liability of such French Guarantor expressed to be assumed by it in its capacity as joint and several guarantor shall be limited to, only with respect to obligations of any Obligor which is not a Subsidiary of such French Guarantor, a maximum amount equal to the aggregate of all amounts borrowed by the relevant French Guarantor and, if any, its subsidiaries (i) directly under this Agreement and (ii) indirectly by way of intra group loans made available directly or indirectly by any member of the Group, provided at all times that any French Guarantor’s liability under this Agreement shall not in any event exceed 80% of its net assets (capitaux propres).
(b)	In accordance with Article L.225-216 of the French Commercial Code, the joint and several liability of any French Guarantor expressed to be assumed by it in its capacity as joint and several guarantor shall not cover any obligation or liability under this Agreement incurred for the purpose of (i) advancing funds, granting loans or consenting to a security interest for the benefit of a third party with an intent to subscribe or purchase the shares of the relevant French Guarantor or (ii) engaging the relevant French Guarantor’s assets in an operation bearing on their own capital.
22.12	Guarantee Limitations — The Netherlands
Notwithstanding any other provision of this Clause 22 the guarantee, indemnity and other obligations of any Obligor expressed to be assumed in this Clause 22 shall be deemed not to be assumed by such Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:207(c) or 2:98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the Netherlands “Prohibition”) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Netherlands Prohibition.
22.13	Guarantee Limitations — Singapore
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance under any applicable provisions under the laws of Singapore (the “Singapore Prohibition”). For the avoidance of doubt it is expressly acknowledged that the relevant Obligors who are providing a guarantee under this Clause 22 will continue to guarantee all such obligations which, if included, do not constitute a violation of the Singapore Prohibition.
22.14	Guarantee limitation — Belgian Guarantor
The total liability of each Belgian Guarantor under this Clause 22, shall at times be limited to an aggregate amount (without double counting) not exceeding the sum of:
(a)	any amounts owed by it or its direct or indirect Subsidiaries, if any, to the Finance Parties under the Finance Documents and the Belgian Guarantor shall guarantee such amounts in full;
(b)	the aggregate of all amounts borrowed by a Belgian Guarantor (or its direct or indirect Subsidiaries) under any intra-group arrangement (regardless of the form thereof) that have been financed directly or indirectly by borrowing under the Finance Documens (without any reduction for any repayment thereof); and
(c)	the higher of:
(i)	€9,000,000 (or its equivalent); or
(ii)	the aggregate of:
(A)	ninety per cent (90%) of such Belgian Guarantor’s own funds (eigen vermogen/capitauc propres) as referred to in section 88 of the Belgian Royal Decreee of 30 January 2001 implementing the Belgian Companies Code, as shown by its most recent audited annual financial statements at the time the relevant demand is made; and
(B)	an amount equal to any subordinated debt it may owe at the time a demand for payment under this Clause 22 is made.
The result of the calculation as described in (a), (b) and (c) above shall in relation to any relevant Belgian Guarantor be referred to as the “Guaranteed Belgian Amount”.

Each Belgian Guarantor shall provide the Agent with an update on the relevant Guaranteed Belgian Amount upon the request of the Agent, with such information as the Agent may reasonably require, provided that the own funds (eigen vermorgen/capitaux propres) as specified under (ii) above may be derived from the latest audited financial statements of the respective Belgian Guarantor.

23.	REPRESENTATIONS

23.1	General

Each Obligor (or, where indicated, the Parent or specified Obligor alone) makes the representations and warranties set out in this Clause 23 to each Finance Party.

23.2	Status
(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	Neither it nor any of its Subsidiaries has filed a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to the Belgian Act of 31 January 2009 on the continuity of enterprises.
23.3	Binding obligations

Subject to the Legal Reservations and, in the case of any Transaction Security Document, the Perfection Requirements:
(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and
(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction

Security Document purports to create and those security interests are valid and effective.
23.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is party and the granting of the Transaction Security does not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	except as disclosed to the Agent prior to the Signing Date as regards facilities owed by MRC Transmark Pte. Ltd. to DBS Bank Ltd.,_ any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument where such conflict in any such case would, or could reasonably be expected to, have a Material Adverse Effect.
23.5	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
(c)	In respect of an Australian Obligor only, it is not a trustee of any trust or settlement, and it is not entering into the Finance Documents in its capacity as trustee of any trust or settlement, other than as disclosed to the Agent in writing prior to the date it became an Obligor.
23.6	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)	subject to the Legal Reservations and (in relation to the Transaction Security Documents) Perfection Requirements, to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except any Authorisation referred to in paragraphs (a)-(c) of Clause 23.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the first Utilisation Date.
(b)	All Authorisations necessary for the conduct of its and its Subsidiaries, business, trade and ordinary activities have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

23.7	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is party will be recognised and enforced in its Relevant Jurisdictions.
(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document to which it is party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
23.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.7 (Insolvency proceedings); or
(b)	creditors’ process described in Clause 27.8 (Creditors’ process), has been taken or, to its knowledge, threatened in relation to it; and none of the circumstances described in Clause 27.6 (Insolvency) applies to it.

23.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction and subject to the Perfection Requirements, it is not necessary that the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is party or the transactions contemplated by such Finance Documents except:
(a)	in respect of the English Obligors, registration of particulars of certain of the Transaction Security Documents at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees;
(b)	in respect of the Non-English Obligors, any similar or equivalent registrations required to be made in their respective Relevant Jurisdictions; and
(c)	any other filing, recording or enrolling or any tax or fee which is referred to in any Legal Opinion, each of which will be made or paid promptly and in any event within the period allowed by applicable law or the relevant Finance Document.

23.10	Deduction of Tax

To the extent an Obligor is an Original Borrower under this Agreement it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is party to a Lender which is a Qualifying Lender:
(a)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of Qualifying Lender ; or
(b)	subject in the case of a Treaty Lender to the completion of the relevant procedural formalities and, where applicable, the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

23.11	No default
(a)	No Event of Default and, on the date of this Agreement and on the first Utilisation Date, no Default has occurred and is continuing.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.
23.12	No misleading information

In respect of the Parent only:
(a)	any factual information contained in the Financial Assistance Memo is true and accurate in all material respects; and

(b)	no event or circumstance has occurred or arisen and no information has been omitted from the Financial Assistance Memo and no information has been given or withheld that results in the material factual information contained in the Financial Assistance Memo being untrue or misleading in any material respect.
23.13	Original Financial Statements
(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

(b)	The unaudited Original Financial Statements of the Parent fairly represent the financial condition and results of operations of the Group for the relevant month unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in its assets, business or financial conditions or, in respect of the Parent only, the assets, business or financial condition of the Group, since the date of the Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to Clause 24.1 (Financial Statements):
(i)	have been prepared in accordance with the Accounting Principles as applied in the Original Financial Statements, save to the extent dealt with in accordance with Clause 24.3(c); and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(f)	In respect of the Parent only, the budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.
23.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

23.15	No breach of laws
(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any of its Subsidiaries which have or are reasonably likely to have a Material Adverse Effect.

(c)	In respect of an Australian Obligor only, the execution and performance by it of its obligations under the Finance Documents to which it is expressed to be a party does not breach or directly or indirectly result in a breach of the Corporations Act (including Part 2E or Part 2J of the Corporations Act).
23.16	Environmental laws
(a)	It and each of its Subsidiaries is in compliance with Clause 26.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance, in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it or any of its Subsidiaries where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

(c)	The cost to it or any of its Subsidiaries of compliance with Environmental Laws (including Environmental Permits) as to the first Utilisation Date is (to the best of its knowledge and belief, having made due and careful enquiry) is adequately provided for in the Budget 2010.
23.17	Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of in excess of €1,000,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being made or conducted against it (or any of its Subsidiaries) where such claim or investigation has or is reasonably likely to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

23.18	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of its or its Subsidiaries present or future assets other than as permitted by this Agreement.

(b)	Neither it nor its Subsidiaries have any Financial Indebtedness outstanding other than as permitted by this Agreement.

(c)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.
23.19	Ranking

Subject to the Legal Reservation and the Perfection Requirements, the Transaction Security granted by it (or to be granted by it) has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents to which it is a party and it is not subject to any prior ranking or pari passu ranking Security.

23.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, save where failure to do so could not, or could not reasonably be expected to have, a Material Adverse Effect.

23.21	Shares
(a)	The shares of it and any of its Subsidiaries which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	In respect of:
(i)	all Obligors other than MRC Transmark Pty Ltd ACN 080 156 378, the constitutional documents of it and any of its Subsidiaries do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security; and

(ii)	MRC Transmark Pty Ltd ACN 080 156 378, its constitutional documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security unless any applicable stamp duty or other taxes of a similar nature on the transfer are payable but unpaid.
23.22	Intellectual Property

It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	there has been no material infringement or (so far as it is aware) threatened or suspected infringement of or challenge to the validity of any material Intellectual

Property owned by or licensed to it or any of its Subsidiaries, where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.
23.23	Group Structure Chart

In respect of the Parent only the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information
(a)	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment and indicating whether a company is a Dormant Subsidiary or is not a company with limited liability; and

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
23.24	Accounting reference date

The Accounting Reference Date of it and its Subsidiaries is 31 December.

23.25	Centre of main interests and establishments

In respect of Obligors incorporated in the European Union only, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

23.26	No adverse consequences
(a)	It is not necessary under the laws of its Relevant Jurisdictions:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which that Obligor is a party; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document to which that Obligor is party, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document to which that Obligor is party.
23.27	Dormant Companies

In respect of the Parent only, each company referred to in the definition of “Dormant Subsidiary” is a Dormant Subsidiary.

23.28	Pensions

Except for the pension schemes in Belgium and the Netherlands disclosed to the Agent by the Company prior to the Signing Date, neither it nor any of its Subsidiaries is or has at any time been liable in whatever capacity for liabilities under or in respect of a defined benefit pension scheme (or its equivalent in other jurisdictions).

23.29	Times when representations made
(a)	All the representations and warranties in this Clause 23 are made by each Original Obligor on the date of this Agreement and on the first Utilisation Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each other Utilisation Date and on the first day of each Interest Period.

(c)	All the representations and warranties in this Clause 23 except Clause 23.12 (No misleading information), Clause 23.23 (Group Structure Chart) and Clause 23.27 (Dormant Companies) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 24:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 24.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 24.1 (Financial statements).

24.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years:
(i)	its audited consolidated financial statements for that Financial Year;

(ii)	the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year;

(iii)	if requested by the Agent, a year end stock and debtor report for the Group prepared by the Auditors on terms acceptable to the Agent (acting reasonably).
(b)	as soon as they are available, but in any event within 30 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter (including cumulative management accounts for the year to date); and

(c)	promptly following the end of each month, a current asset (broken down for debtors by ageing) and stock report for the Group (in the agreed form), in each case, on a country by country basis.

24.2	Provision and contents of Compliance Certificate
(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of the Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 25 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by two directors of the Parent and, if required to be delivered with the audited consolidated Annual Financial Statements of the Parent and if requested by the Agent shall be reported on by the Auditors, in the form agreed by the Parent and the Agent acting reasonably and in good faith.
24.3	Requirements as to financial statements
(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:
(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group in respect of the remainder of that Financial Year.
(b)	The Parent shall procure that each set of financial statements delivered pursuant to Clause 24.1 (Financial statements):
(i)	shall give a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), the financial condition and operations of the relevant Obligor as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer of the Parent comparing actual performance for the period to which the financial statements relate to:
(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and
(iii)	in the case of the Quarterly Financial Statements shall be accompanied by a statement by the Chief Financial Officer commenting on the performance of the Group for the month to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Group or its business.
(c)	The Parent shall procure that each set of financial statements delivered under Clause 24.1 (Financial statements), in the case of any member of the Group (other than an Obligor), shall be prepared in accordance with the Accounting Principles and, in the case of any Obligor, shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements of that Obligor, unless, in relation to any set of financial statements of an Obligor, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and delivers to the Agent (together the “Reconciliation Statement”):
(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in such a form and substance as may be reasonably required by the Agent, to enable the Lenders:

(A)	to determine whether Clause 25 (Financial covenants) has been complied with;

(B)	to determine the Margin as set out in the definition of “Margin”;

(C)	to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements; and

(D)	to verify the calculation of Distributable Net Profits is correct in any certificate delivered under paragraph (v) of the definition of Permitted Distribution.
(d)	If the Parent notifies the Agent of any change pursuant to paragraph (c) above the Parent and the Agent (acting on the instructions of the Majority Lenders) shall consult together for not more than 30 days in good faith to agree the changes referred to in paragraph (c) and any other amendments to this Agreement which are necessary as a result of the change so notified. Any changes or amendments so agreed in writing will take effect and be binding on the Parties but until such changes are agreed any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(e)	The Parent will procure that, if requested by the Agent, the Auditors shall as soon as reasonably possible confirm to the Finance Parties that any Reconciliation Statement complies with the requirements of this Clause 24.3.

(f)	The Parties agree that in the event of a reorganisation or liquidation permitted under paragraph (e) of the definition of Permitted Transaction, the Parent will provide a Reconciliation Statement in relation to the Accounting Principles and accounting practices used in preparing the Original Financial Statements of the Parent and any financial statements of the new Obligor:
(i)	between UK GAAP, IFRS and Dutch GAAP, if at that time in the reasonable opinion of the Agent:

(A)	there are material differences between those accounting principles and/or accounting practices or their application or interpretation (and the Parent will procure, if requested by the Agent, the Auditors promptly confirm at that time whether or not such material differences exist); or

(B)	it is needed to determine Distributable Net Profits of the new Obligor; and
(ii)	between Dutch GAAP and any other relevant accounting principles other than UK GAAP or IFRS.

(g)	In the event that there is a change in the Accounting Principles used by any member of the Group in relation to the accounting of leases, which has the effect that any lease (each a “Non-Finance Lease”) which before such change is not accounted for by a member of the Group under the Accounting Principles as a Finance Lease will, following such change, be accounted for by such member of the Group under the Accounting Principles as a Finance Lease, without prejudice to the obligations of the Obligors under paragraphs (c) and (d) above and subject to any changes as may be agreed (if any) under paragraph (d) above, to the extent that and for so long as such Non-Finance Leases are accounted for under the Accounting Principles at that time as Finance Leases, references in this Agreement to Finance Leases shall exclude any such Non-Finance Leases.
24.4	Budget
(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 15 days before the start of each of its Financial Years, an annual Budget for that financial year.

(b)	The Parent shall ensure that each Budget:
(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 24.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Parent.
(c)	If the Company updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.
24.5	Group companies

The Parent shall, in each Compliance Certificate delivered with the financial statements required to be provided under Clause 24.1(a)(i) (Financial statements), report on which of its Subsidiaries are Material Companies and confirm that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 25 (Financial Covenants)) and that the aggregate gross assets, aggregate net assets and aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items) exceeds 80% of Consolidated EBITDA (as defined in Clause 25 (Financial Covenants)) and the consolidated gross assets, net assets and turnover of the Group.

24.6	Presentations

Once in every Financial Year, at least two officers of the Parent and the Company (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

24.7	Year-end

The Parent shall procure that each Financial Year-end of each member of the Group falls on 31 December.

24.8	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding €1,000,000 (or its equivalent in other currencies);

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group as any Finance Party through the Agent may reasonably request including, without limitation, any actuarial report prepared in respect of any pension scheme of a Belgian Obligor as soon as the same is available.
24.9	Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
24.10	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above or at any other time that a person is to become an Additional Obligor, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
25.	FINANCIAL COVENANTS

25.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in relation to a Relevant Period, Consolidated EBITDA for that Relevant Period adjusted by:
(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as Consolidated EBITDA) of a member of the Group for the Relevant Period (or attributable to a business or assets acquired during the Relevant Period) prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets; and

(b)	excluding operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as Consolidated EBITDA) attributable to any member of the Group (or to any business or assets) disposed of during the Relevant Period.
“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question and payment is due more than 180 days after the date of supply or is deferred by more than 180 days;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) which is classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, but excluding for the avoidance of doubt all pension-related liabilities.

“Consolidated EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in the Relevant Period).

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (including the results from discontinued operations):
(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	plus or minus the Group’s share of the profits or losses of Non-Group Entities;

(e)	before taking into account any unrealised gains or losses on any financial instrument;

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;

(g)	before taking into account any Pension Items; and

(h)	before deducting any Transaction Costs,
in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:
(a)	excluding any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement except upon the close out of any interest rate hedging arrangement, in which case any payments or receipts by members of the Group in relation to such hedging arrangements arising only on such close out will be amortised over the period that the interest rate hedging arrangement related to and will constitute Finance Charges in the Relevant Period only to the extent amortised in such Relevant Period;

(d)	excluding any Transaction Costs;

(e)	excluding any interest cost in relation to any post-employment benefit schemes;

(f)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture;

(g)	taking no account of any unrealised gains or losses on any financial instruments; and

(h)	excluding any capitalised interest,
and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means the ratio of Consolidated EBITDA to Net Finance Charges in respect of any Relevant Period.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“Net Finance Charges” means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:
(a)	excluding any such obligations to any other member of the Group;

(b)	excluding the principal outstanding amount of any Permitted Financial Indebtedness permitted under paragraph (b) of the definition of Permitted Financial Indebtedness;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time, and so that no amount shall be included or excluded more than once.

“Transaction Costs” means the costs, fees and expenses incurred by the Group in connection with the refinancing of the Existing Facilities and documentation, implementation and funding of the Revolving Facility and the MOF Facility Agreement in the amount specified in the certificate delivered to the Agent under paragraph 5 of Part I of Schedule 2 (Conditions Precedent).

25.2	Financial condition

The Parent shall ensure that:
(a)	Interest Cover: Interest Cover in respect of any Relevant Period shall not be less than 3.5:1.

(b)	Leverage: Leverage in respect of any Relevant Period shall not exceed 2.50:1.
25.3	Financial testing
(a)	The financial covenants set out in Clause 25.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 24.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 24.2 (Provision and contents of Compliance Certificate).

(b)	For the purpose of any calculation in respect of this Clause 25, the exchange rate used to translate any amount not in the Base Currency into the Base Currency for the purpose of calculating:
(i)	EBIT, Adjusted EBITDA, Consolidated EBITDA and Net Finance Charges shall be, in respect of any component of EBIT, Consolidated EBITDA, Adjusted EBITDA and Net Finance Charges arising in any Relevant Period: (A) subject to paragraph (B) below, the average of the relevant ECB Rates on the last Business Day of each month during the Relevant Period (or if such ECB Rates are not available on that day, on the next Business Day on which such rates are available) and (B) to the extent that the Relevant Period includes any period of a prior Financial Year of the Parent (the “Preceding Period”), in respect of any component of EBIT, Consolidated EBITDA, Adjusted EBITDA and Net Finance Charges arising in such Preceding Period, the average of the relevant ECB rates for that Financial Year, as will be or have been used (on a basis consistent with exchange rate calculations in the Original Financial Statements of the Parent) for the purposes of exchange rate calculations in the Annual Financial Statements of the Parent for such Financial Year; and

(ii)	in respect of any component of Total Net Debt, the relevant ECB Rates on the last Business Day of the Relevant Period, or if such ECB Rates are not available on that day, on the next Business Day on which such rates are available.
26.	GENERAL UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply, if requested by the Agent in writing, certified copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure (subject to the Legal Reservations and the Perfection Requirements) the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
26.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

26.3	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):
(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all Environmental Permits required in connection with its business;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.4	Environmental claims

Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

26.5	Taxation
(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 24.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No member of the Group may change its residence for Tax purposes without the consent of the Majority Lenders (not to be unreasonably withheld or delayed).
26.6	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or with the prior consent of the Majority Lenders (not to be unreasonably withheld or delayed provided that it shall be reasonable for the Majority Lenders not to give their consent to any such step in the event that they are not satisfied that the Finance Parties will enjoy at least the same or equivalent Transaction Security over the same assets and the same or equivalent guarantee in an amount not less than any guarantee provided before such steps, in each case enjoyed by them prior to such steps).

26.7	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the McJunkin Group at the date of this Agreement.

26.8	Acquisitions
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.
(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:
(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.
26.9	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture:
(i)	if such transaction has occurred before the date of this Agreement;

(ii)	in relation to any transfer of assets to a Joint Venture in the ordinary course of trading on arm’s length terms for full market value;

(iii)	if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture; or

(iv)	if such Joint Venture is acquired as part of Permitted Acquisition (save under paragraph (f) of that definition) provided that such Joint Venture is a limited liability entity or held via a limited liability entity.

26.10	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business from time to time.

26.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty or MOF Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

26.12	Negative pledge

In this Clause 26.12, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:
(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	Permitted Security; or

(ii)	a Permitted Transaction.
26.13	Disposals
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:
(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.
26.14	Arm’s length basis
(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for market value (or on terms that are more favourable to the relevant member of the Group).

(b)	The following transactions shall not be a breach of this Clause 26.14:
(i)	intra-group loans permitted under Clause 26.15 (Loans or credit);

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iii)	any arrangement in respect of, or the making of, a Permitted Payment under paragraph (b) of that definition or Permitted Distribution under paragraph (c)(ii) of that definition or any transaction to facilitate the making of the same;

(iv)	transactions between Obligors or loans by Obligors to members of the Group which are not Obligors to the extent permitted by paragraph (e) of the definition of Permitted Loan or guarantees given by Obligors in respect of the liabilities of non-Obligors to the extent permitted by the definition of Permitted Guarantee;

(v)	transactions between non-Obligors;

(vi)	any transaction with any employee or member of management of any member of the Group pursuant to an employee or management participation or incentive scheme; and

(vii)	loans to or guarantees of indebtedness of directors or employees of members of the Group to the extent permitted under paragraph (f) of the definition of Permitted Loan; and

(viii)	any Permitted Transaction.
26.15	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

(c)	No Obligor shall (and the Parent shall procure that no member of the Group will):
(i)	repay or pay any principal amount (or capitalised interest) outstanding under any Dormant Subsidiary Loan; or

(ii)	pay any interest or other amount in connection with any Dormant Subsidiary Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect of any Dormant Subsidiary Loan, save as part of a solvent liquidation or reorganisation of such a Dormant Subsidiary permitted under paragraph (b) of the definition of Permitted Transaction provided that all of the proceeds of such payment are distributed from the Dormant Subsidiary to an Obligor on such liquidation or reorganisation occurring.
26.16	No Guarantees or indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:
(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.
26.17	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	pay or allow any member of the Group to pay any management, advisory or other fee to, or to the order of, or reimburse or indemnify any costs or expenses of any Holding Company of the Parent or any of its officers or directors;

(iii)	repay or distribute any dividend or share premium reserve; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Distribution or;

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term); or

(iii)	a Permitted Payment.

26.18	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:
(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.
26.19	Share capital

No Obligor shall (and the Parent shall ensure no member of the Group will) issue any shares except pursuant to:
(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.
26.20	Insurance
(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.
26.21	Intellectual Property

Each Obligor shall (and the Parent shall procure that each Group member will):
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

26.22	Group bank accounts

The Parent shall ensure that:
(a)	within 6 months of the first Utilisation Date all bank accounts held by members of the Group incorporated in England, Australia, New Zealand and Singapore shall be maintained with HSBC Bank plc or one of its Affiliates and (subject to the Agreed Security Principles) are subject to valid Security under the Transaction Security Documents;

(b)	the balances of the bank accounts of MRC Transmark France EURL shall not at any time in aggregate exceed €200,000 (or its equivalent); and

(c)	all bank accounts of MRC Transmark France EURL are closed:
(i)	within 90 days of the merger permitted under paragraph (f) of the definition of Permitted Transaction; or

(ii)	if such merger does not occur by 30 November 2010, within 90 days of such date.
26.23	Treasury Transactions

No Obligor shall (and the Parent will procure that no members of the Group will) enter into any Treasury Transaction, other than:
(a)	any hedging transactions documented by the Hedging Agreements;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.
26.24	Guarantors
(a)	In this Agreement “Guarantor Coverage Test” means the test of whether (and which is passed if):
(i)	the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the members of the Group which are Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) equals or exceeds 80 per cent. of Consolidated EBITDA; and

(ii)	the aggregate of the turnover of the members of the Group which are Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) equals or exceeds 80 per cent. of the consolidated turnover of the Group; and

(iii)	the aggregate of the gross assets and net assets of the members of the Group which are Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) equals or exceeds 80 per cent. of the consolidated gross assets and consolidated net assets of the Group.

(b)	The Parent shall ensure that, subject to paragraphs (c), (d) and (e) below the Guarantor Coverage Test is satisfied on the last day of each Financial Year. The Parent shall confirm in each Compliance Certificate delivered under Clause 24.2 (Provision and contents of Compliance Certificate) in respect of each set of Annual Financial Statements of the Parent whether on the last day of the relevant Financial Year the Guarantor Coverage Test is satisfied. If any such Compliance Certificate confirms that the Guarantor Coverage Test has not been met then the Parent shall identify in such Compliance Certificate (together with supporting calculations) one or more additional Subsidiaries which will become Additional Guarantor(s) in order to satisfy the Guarantor Coverage Test. The Parent shall ensure that each such additional Subsidiary becomes an Additional Guarantor within (i) 30 days of the delivery of the Agent of the relevant Compliance Certificate if such Subsidiary is incorporated in England and Wales or (ii) 60 days of delivery to the Agent of the relevant Compliance Certificate if such Subsidiary is incorporated in another jurisdiction.

(c)	The Parent shall ensure that each member of the Group which becomes a Material Company will become an Additional Guarantor within (i) 30 days of it becoming a Material Company if it is incorporated in England or within 60 days of it becoming a Material Company if it is incorporated in another jurisdiction.

(d)	The Parent shall ensure that within 30 days of the acquisition of a Subsidiary incorporated in England or the acquisition of a business or undertaking by a Subsidiary incorporated in England which is not a Guarantor and within 60 days of the acquisition of a Subsidiary incorporated in any other jurisdiction or the acquisition of a business or undertaking by a Subsidiary incorporated in another jurisdiction, either:
(i)	deliver to the Agent a certificate signed by the Chief Financial Officer of the Parent, confirming (together with supporting calculations) that based on the most recent Annual Financial Statements of the Parent (adjusted to include on a proforma basis) the earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA of such new Subsidiary or of such acquired business or undertaking, following such acquisition, the Guarantor Coverage Test continues to be met by the existing Guarantors; or

(ii)	deliver to the Agent a certificate signed by the Chief Financial Officer of the Parent (together with supporting calculations on the basis in paragraph (d)(i) above), identifying one or more additional Subsidiaries which will become Additional Guarantor(s) in order to comply with the Guarantor Coverage Test and ensure that such additional Subsidiaries each become an Additional Guarantor within such period.
(e)	In relation to any calculation of the Guarantor Coverage Test:
(i)	the aggregate earnings before interest, tax, depreciation and amortisation of all French Guarantors and the aggregate turnover and the aggregate gross assets and net assets of all French Guarantors notwithstanding its actual amount, shall form no more than a maximum of 10% of the aggregate earnings before interest, tax, depreciation and amortisation or aggregate turnover of aggregate gross assets or the aggregate net assets of the Guarantors; and

(ii)	the aggregate earnings before interest, tax, depreciation and amortisation of all Restricted Obligors and the French Guarantors and the aggregate turnover and the aggregate gross assets and net assets of all Restricted

Obligors and the French Guarantors notwithstanding its actual amount, shall in aggregate form no more than a maximum of 15% of the aggregate earnings before interest, tax, depreciation and amortisation or the aggregate turnover or the aggregate gross assets or the aggregate net assets of the Guarantors.

Where “Restricted Obligors” means an Additional Guarantor (other than an Acceding Obligor) in respect of which in the opinion of the Majority Lenders (acting reasonably and ignoring for this purpose the Agreed Security Principles) any guarantee given to the Finance Parties by such Additional Guarantor or any Security under the Transaction Security Documents entered into by such Additional Guarantor is materially limited in relation to its nature, extent, scope or enforceability.
26.25	Pensions

Except for the pension schemes in Belgium and The Netherlands disclosed to the Agent by the Company prior to the Signing Date, neither it nor any of its Subsidiaries shall become liable for or have any obligations under or in respect of a defined benefit pension scheme (or its equivalent in any jurisdiction), save in respect of any such scheme where any unfunded obligations or liabilities at the time it becomes liable for the same (the “Relevant Time”) are less than (i) €2,500,000 (or its equivalent) in respect of any such scheme and (ii) €5,000,000 (or its equivalent) when aggregated with all unfunded liabilities and obligations of all members of the Group in respect of any such schemes permitted under this Clause 26.25.

26.26	Further assurance
(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to confer on the Security Agent or on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	If any Obligor which has entered into one or more Transaction Security Documents acquires an asset (including any right, account, investment or otherwise) which is either not subject to any such Transaction Security Document, or in relation to which a perfection requirement or other step must be taken in relation to that asset in connection with an existing Transaction Security Document, that Obligor shall (in all cases subject to the Agreed Security Principles) ensure that a Transaction Security

Document is entered into, or as required by the applicable Transaction Security Document that a similar perfection requirement or other step is taken, in each case, in connection with that asset.

(c)	Subject to the Agreed Security Principles each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is reasonably requested of it by the Security Agent (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.
26.27	Conditions subsequent

The Parent shall procure that
(a)	by no later than 31 December 2010, in the event that the merger of MRC Transmark France SAS and MRC Transmark France EURL as permitted under paragraph (f) of the definition of Permitted Transaction does not unconditionally complete by 30 November 2010 to the satisfaction of the Agent (acting reasonably), there is delivered to the Agent in a form satisfactory to it (acting reasonably):
(i)	a financial securities account pledge agreement executed by MRC Transmark France EURL over the financial securities it holds in MRC Transmark France SAS;

(ii)	a share pledge agreement executed by the Parent over the shares it holds in MRC Transmark France EURL;

(iii)	such other notices, evidence, authorisations, documents, opinions or assurances as the Agent considers necessary (acting reasonably based on legal advice) in connection with the entry into and performance of the obligations under such documents in (i) and (ii) above or for their validity, enforceability and perfection;
(b)	by no later than the date being 90 days from the first Utilisation Date, there is delivered to the Agent in a form satisfactory to the Agent (acting reasonably):
(i)	a certified copy of the duly executed discharge relating to the discharge of the Singapore Property from the the Singapore Mortgage by the relevant party thereto (the “Singapore Mortgage Discharge Document”);

(ii)	a duly signed letter from a Director/Attorney of each chargee/mortgagee of the Singapore Mortgage authorising MRC Transmark Pte. Ltd. and/or its legal advisers to file the relevant statement of satisfaction of charge containing particulars relating to the Singapore Mortgage Discharge Document with the relevant government authority; and
(c)	by no later than the date being 28 days from the first Utilisation Date, there is delivered to the Agent in a form satisfactory to the Agent (acting reasonably) a statutory declaration by a duly authorised officer of each Australian Obligor as to the location and value of Charged Property located or taken for stamp duty purposes to be located in Australia.
27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.17 (Acceleration)).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within five Business Days of its due date.
27.2	Financial covenants and other obligations
(a)	Any requirement of Clause 25 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 24 (Information Undertakings).

(b)	An Obligor does not comply with any material provision of any Transaction Security Document.
27.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment) and Clause 27.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.
27.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 21 days of the earlier of the Agent giving notice to the Obligors’ Agent or any relevant Obligor becoming aware of the failure to comply.

27.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 27.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €5,000,000 (or its equivalent in any other currency or currencies).
27.6	Insolvency
(a)	Any Material Company is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Material Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
27.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition which is frivolous or vexatious or which is being contested in good faith and, in each case, is discharged, stayed or dismissed within 21 days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) or (e) of the definition of Permitted Transaction.
27.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (including by way of executory attachment (executioriaal beslag) or interlocutory attachment (conservatoir beslag) or any analogous process in any jurisdiction affects any asset or assets of any Material Company having an aggregate value of €1,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 21 days.

27.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
27.10	Cessation of business

Any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

27.11	Change of ownership
(a)	After the Signing Date, an Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent; or

(b)	An Obligor ceases to own at least the same percentage of shares in a Material Company as on the Signing Date, except, in either case, as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

27.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent on the basis of non disclosure or an inability to prepare accounts on a going concern basis or otherwise in a manner or to an extent which is materially prejudicial to the interests of the Finance Parties under the Finance Documents.

27.13	Expropriation

The authority or ability of any Material Company or any of its Subsidiaries to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Company or any of its assets or any of its Subsidiaries or any of their assets, which limitation or curtailment (taking into consideration any compensation or payment received in respect thereof) has, or could reasonably be expected to have, a Material Adverse Effect.

27.14	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

27.15	Litigation
(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to or against any Material Company or its assets or any of its Subsidiaries or their assets, which has or if adversely determined is reasonably likely to have, a Material Adverse Effect.

(b)	Any final judgement or decree is awarded against any Material Company or its assets or any of its Subsidiaries or their assets or any Material Company or any of its Subsidiary agrees a settlement in respect of any litigation, arbitration, governmental, regulatory or other investigations, proceedings or dispute against it or its assets in an amount in excess of €10,000,000.
27.16	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment or transfer
(a)	Unless the assignment or transfer in accordance with Clause 28.1 (Assignments and transfers by the Lenders) is:
(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing,
an Existing Lender must consult with the Parent for no more than 5 Business Days before it may make an assignment or transfer and such assignment or transfer may only be to a New Lender which:
(iv)	has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; and

(v)	is not any person that is (or is an Affiliate or person that is) a competitor of the McJunkin Group in its core activities and which is named on a list of Competitors (if any) agreed from time to time between the Agent and the Company (or each acting reasonable).
(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(c)	An assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Security Trust Agreement; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(d)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Security Trust Agreement and if the procedure set out in Clause 28.6 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New

Lender or Lender acting through its new Facility Office under Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)	In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht) and/or the decrees and regulations prologated thereunder (as amended from time to time), the amount transferred under this Clause 28.2 shall include an outstanding portion of at least €50,000 (or its equivalent in other currencies) per Lender or such other amount as may be required from time to time by the Dutch Financial Supervision Act and decrees or regulations prologated threunder (as amended or restated from time to time) or if less, the New Lender shall confirm in writing to the Borrowers that it is a professional market party within the meaning of the Dutch Financial Supervision Act.
28.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

28.4	Preservation of Security

The benefit of the Transaction Security and of the Transaction Security Documents shall automatically transfer to any transferee of part or all of the obligations expressed to be secured by the Transaction Security. Insofar as necessary, the Security Agent, the other Finance Parties and the Obligors hereby expressly reserve for the purpose of Article 1278 and Article 1281 of the Belgian Civil Code (and, to the extent applicable, any similar provisions of foreign law) the preservation of the Transaction Security and of the Transaction Security Documents in case of assignment, novation, amendment or any other transfer or change of the obligations expressed to be secured by the Transaction Security (including, without limitation, an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Finance Document.

28.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
28.6	Procedure for transfer
(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
28.7	Procedure for assignment
(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 28.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).
28.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

28.9	Accession of Hedge Counterparties and MOF Lenders

Any person which becomes a party to the Security Trust Agreement as a Hedge Counterparty or MOF Lender shall, at the same time, become a Party to this Agreement as a Hedge Counterparty and MOF Lender in accordance with Clause 13.5 (Creditor/Agent Accession Undertaking) of the Security Trust Agreement.

28.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
28.11	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.6 (Procedure for transfer) or any assignment pursuant to Clause 28.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.11, have been payable to it on that date, but after deduction of the Accrued Amounts.
29.	CHANGES TO THE OBLIGORS

29.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Borrowers
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:
(i)	it is incorporated in the same jurisdiction as an existing Borrower or in a European Union country and the Majority Lenders approve (acting reasonably) the addition of that Subsidiary or otherwise if all the Lenders approve (acting reasonably) the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).
29.3	Resignation of a Borrower
(a)	In this Clause 29.3 (Resignation of a Borrower), Clause 29.5 (Resignation of a Guarantor) and Clause 29.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 26.13 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)	If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent or the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:
(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(iv)	the Parent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 11.2 (Disposal and Insurance Proceeds).
(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.
29.4	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if (subject to the Agreed Security Principles):
(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	other than in respect of an Acceding Obligor, the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(c)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

29.5	Resignation of a Guarantor
(a)	The Parent may request that a Guarantor (other than the Parent or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 29.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:
(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 22.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Borrower); and

(iv)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 11.2 (Disposal and Insurance Proceeds).
(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.
29.6	Repetition of Representations
Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 23.29 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
29.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:
(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or

Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.
30.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS
30.1	Appointment of the Agent
(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
30.2	Duties of the Agent
(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) and paragraph (e) of Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Parent, within ten Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
30.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
30.5	Business with the Group

The Agent, the Security Agent, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
30.6	Rights and discretions
(a)	The Agent and the Issuing Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 15.2 (Market Disruption).
30.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.
30.8	Responsibility for documentation

None of the Agent, the Arranger or the Issuing Bank:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.11 (Disruption to Payment Systems etc.)), none of the Agent, the Issuing Bank will be liable including, without limitation, for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or the Issuing Bank in respect of any claim it might have against the Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Finance Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
30.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents), unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document.
30.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the normal range of fee rates of UK and European clearing banks in relation to borrower and facilities of a similar size and nature and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
30.12	Replacement of the Agent
(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
30.13	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
30.14	Relationship with the Lenders
(a)	Subject to Clause 28.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(iii) of Clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
30.15	Credit appraisal by the Lenders and Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Issuing Bank confirms to the Agent, the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
30.16	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.
30.17	Agent’s management time

Any amount payable to the Agent under Clause 19.3 (Indemnity to the Agent), Clause 21 (Costs and expenses) and Clause 30.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 16 (Fees).

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties
(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:
(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).
(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.
32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
32.5	Exceptions
(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 32, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
33.	PAYMENT MECHANICS

33.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
33.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
33.5	Impaired Agent
(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 30.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 33.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 33.2 (Distributions by the Agent).
33.6	Partial payments
(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
33.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
33.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
33.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
34.	SET-OFF

Following the occurrence of an Event of Default which is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
35.	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is in the case of any Party which is party to this Agreement on the Signing Date, that identified with its name below or in the case of each person becoming a Party after the Signing Date, that notified in writing to the Agent on or prior to the date on which it becomes a Party and any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or [five] Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.
35.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication
(a)	Any communication to be made between the Agent or the Security Agent and a Lender or the Agent, the Security Agent and the Obligors’ Agent, under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Parties:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
Any such communication from the Obligor’s Agent to the Agent or the Security Agent under the Finance Documents will only be treated as being received on receipt by the Obligor’s Agent of an e-mail from the Agent or the Security Agent (as applicable) confirming receipt of such email from the Obligor’s Agent.
(b)	Any electronic communication made between the Parties noted above will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.
35.7	Use of websites
(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the

Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.
35.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents
(a)	Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.
39.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 11 (Mandatory Prepayment));

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 28 (Changes to the Lenders) or this Clause 39;

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(A)	the guarantee and indemnity granted under Clause 22 (Guarantee and Indemnity);

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,
(except in the case of paragraph (B) and paragraph (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(x)	the release of any guarantee and indemnity granted under Clause 22 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank, the Security Agent or any Hedge Counterparty or any MOF Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Issuing Bank, the Security Agent, that Hedge Counterparty and that MOF Lender.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.
39.3	Replacement of Lender
(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 10.1 (Illegality) or to pay additional amounts pursuant to Clause 18.1 (Increased Costs) or Clause 17.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 14 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 45 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	In the event that:
(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.4	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 39.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.5	Replacement of a Defaulting Lender
(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:
(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 39 shall be subject to the following conditions:
(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:
(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 30.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.10 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Entire agreement

This Clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidentiality).
40.6	Continuing obligations

The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence,

validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.
43.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Company by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 2 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
(c)	The Parent expressly agrees and consents to the provisions of this Clause 43 and Clause 42 (Governing law).
This Agreement has been entered into in England on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
Part I
The Original Obligors

Registration number (or equivalent, if any)
Name of Original Borrower	Jurisdiction of Incorporation

MRC Transmark Holdings UK Limited	05436123, England

Registration number (or equivalent, if any)
Name of Original Guarantor	Jurisdiction of Incorporation

MRC Transmark Holdings UK Limited	05436123, England

MRC Transmark Group B.V.	39062651 The Netherlands
Part II
The Acceding Obligors

Registration number (or equivalent, if any)
Name of Acceding Obligor	Jurisdiction of Incorporation

MRC Transmark Limited	03471259, England

MRC Transmark (Dragon) Limited	03797606, England

MRC Transmark Limited	639142, New Zealand

MRC Transmark Pty Limited	ACN 080 156 378, Australia

MRC Transmark France SAS	306 247 255, France

MRC Transmark Pte. Ltd.	198403475D, Singapore

MRC Transmark B.V.	39054351, The Netherlands

MRC Transmark NV	415.104.174, Belgium

Part III
The Original Lenders

Name of Original Lender	Revolving Facility Commitment

HSBC Bank Plc	€60,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
Part I
Conditions precedent to first Utilisation
1.	OBLIGORS
(a)	A copy of the constitutional documents of each Initial Obligor and McJunkin UK, including for any Dutch Obligor a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte), as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Obligor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Initial Obligor (other than the Original New Zealand Obligor) and McJunkin UK:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.
(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above (or otherwise in respect of the Original New Zealand Obligor) in relation to the Finance Documents and related documents.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Initial Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Initial Obligor is a party.

(f)	A copy of a resolution of the board of directors of each corporate shareholder of each Initial Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)	In respect of any Belgian Obligor, evidence that the resolution referred to in paragraph (e) above has been filed with the clerk’s office of the competent commercial court.

(h)	If applicable, a copy of the resolution of the board of supervisory directors of each Dutch Obligor approving the resolutions of the board of managing directors referred to under (b) above.

(i)	In respect of a Dutch Obligor, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement and/or the other Finance Documents, and (ii) the positive advice from such works council which contains no condition(s).

(j)	An authority to date and complete, duly executed by each Australian Obligor in favour of the Finance Parties and their respective legal advisers.

(k)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Initial Obligor to be exceeded.

(l)	A certificate of an authorised signatory of the Parent or other relevant Initial Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
2.	FINANCE DOCUMENTS
(a)	This Agreement executed by the members of the Group party to it.

(b)	An Accession Deed duly executed by each Acceding Obligor as an Additional Guarantor.

(c)	The Security Trust Agreement duly executed by each member of the Group a party to it.

(b)	An unconditional and irrecoverable discharge of all Security and guarantees granted by all members of the Group (other than Permitted Security save under paragraph (q) of that definition or Permitted Guarantees) together with any ancillary forms, authorities or other documents required by law or customary practice in relation to such discharges.

(e)	Written confirmation signed by an authorised signatory of DBS Bank Ltd. of repayment in full of the Singapore DBS Term Loan or where this is not available after MRC Transmark Pte. Ltd. has used its reasonable endevours to obtain it, witten confirmation from MRC Transmark Pte. Ltd that the Singapore DBS Term Loan has been repaid in full together with a copy of the relevant SWIFT confirmation in respect of such repayment.

(f)	At least two originals of the Transaction Security Documents specified in Part III of Schedule 2 (Transaction Security Documents of Initial Obligors) executed by the Initial Obligors and McJunkin UK opposite the relevant Transaction Security Document.

(g)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligor and (if applicable) a duly-executed acknowledgement of receipt from the recipient of each such notice.

(h)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

3.	INSURANCE

A letter from the insurance broker of the Group addressed in the agreed form and dated on or after the date of this Agreement, listing the insurance policies of the Group and confirming that they are on risk and that the insurance for the Group covers appropriate risks for the business carried out by the Group.

4.	LEGAL OPINIONS

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders:
(a)	Eversheds LLP as to English law;

(b)	Loyens & Loeff, Brussels as to the capacity of the Belgian Obligor;

(c)	Baker & McKenzie, Brussels as to validity under Belgian law;

(d)	Bell Gully as to New Zealand law;

(e)	Middletons as to Australian law;

(f)	TSMP Law Corporation as to Singapore law;

(g)	Baker & McKenzie as to Dutch law;

(h)	Gide as to validity under French law; and

(i)	Fried Frank (Paris) as to capacity of the French Guarantors.
5.	OTHER DOCUMENTS AND EVIDENCE
(a)	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Group Structure Chart.

(c)	The 2010 Budget.

(d)	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements.

(e)	A certificate signed by an authorised signatory of the Parent specifying each member of the Group which is a Dormant Company as at the Signing Date.

(f)	A Certificate of the Parent addressed to the Finance Parties confirming:
(i)	compliance with the Guarantor Coverage Test based on the Original Financial Statements; and

(ii)	the Transaction Costs (in reasonable detail).
(g)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 16 (Fees), Clause 17.6 (Stamp taxes) and Clause 21 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(h)	The MRC Transmark Group Financial Assistance Summary prepared by Fried Frank.

(i)	A letter from McJunkin UK and McJunkin Red Man Corporation acknowledging the restrictions in Clause 26.17 (Dividends and share redemption).

(j)	A copy of any other Authorisation or other document which the Agent considers to be necessary (acting reasonably based on legal advice) (if it has notified the Parent accordingly) in connection with the validity, enforceability or perfection of any Finance Document.
6.	ADDITIONAL DOCUMENTS FOR THE ORIGINAL NEW ZEALAND OBLIGOR

In relation to the Original New Zealand Obligor:
(a)	a copy of a financing statement registered on the Personal Property Securities Register in respect of:
(i)	each security interest in personal property granted by the Original New Zealand Obligor pursuant to each Transaction Security Document to which it is a party; and

(ii)	each security interest in personal property granted by Transmark Holding UK Limited pursuant to the New Zealand law-governed specific security agreement granted in respect of shares in the Original New Zealand Obligor;
(b)	evidence that the constitution of the Original New Zealand Obligor has been amended to require the directors of that company to register a transfer of its shares if the Security Agent advises that its security over those shares has become enforceable;

(c)	a certificate of a director of the Original New Zealand Obligor in the form provided by the Security Agent’s New Zealand solicitors, attaching shareholder’s resolutions;

(d)	evidence that the financial assistance requirements with respect to the Original New Zealand Obligor under the Companies Act 1993 in respect of this transaction have been satisfied, including an entitled persons’ consent and director’s solvency certificate;

(e)	a copy of the power of attorney appointing the Company as the attorney of the Original New Zealand Obligor; and

(f)	a certificate of non-revocation of power of attorney executed by the Company (to be attached to each Finance Document executed by the Company as the Original New Zealand Obligor’s attorney).
7.	ADDITIONAL DOCUMENTS FOR THE AUSTRALIAN OBLIGOR
(a)	A copy of each Whitewash Document.

(b)	Evidence that all Whitewash Documents have been lodged with ASIC.
8.	ADDITIONAL DOCUMENTS FOR THE FRENCH GUARANTORS
(a)	In respect of each French Guarantor, not more than 15 days old:
(i)	the commercial registry extract (“extrait K-bis”);

(ii)	the insolvency certificate (“certificat de non-faillite”); and

(iii)	lien search certificate ("état des privilèges et nantissements”).
(b)	Satisfactory evidence of the unconditional completion of the transfer of one share in MRC Transmark France SAS from MRC Transmark France EURL to the Parent.
9.	ADDITIONAL DOCUMENTS FOR THE SINGAPORE OBLIGOR
(a)	The duly signed letter from a Director/Attorney of each chargee/mortgagee of the Security permitted under paragraph (q) of the definition of Permitted Security to the extent that it relates to MRC Transmark Pte. Ltd. (in such form as agreed by the Agent) authorising the Agent and/or its legal advisers to file the relevant satisfaction of charge relating to the release of such Security with the relevant government authority together with the statement containing particulars of charge relating to the document releasing such security.

(b)	The duly signed letter from a Director of MRC Transmark Pte. Ltd. (in such form as agreed by the Agent) authorising the Agent and/or its legal advisers to (i) attend to the stamping of, and (ii) file the relevant form with the relevant government authority together with the statement containing particulars of charge relating to, the Transaction Security Documents to which MRC Transmark Pte. Ltd. is a party.

Part II
Conditions precedent required to be delivered by an Additional Obligor
1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor:
(a)	including for any Dutch Obligor a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte), as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Obligor; and

(b)	which, in the case of an Additional Obligor which is incorporated in Australia, must contain a clause permitting the directors to act in the best interest of its holding company in accordance with s.187 of the Corporations Act.
3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor (other than any New Zealand Obligor):
(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.
4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above (or otherwise in relation to a New Zealand Obligor).

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor (other than each New Zealand Obligor) approving the terms of the resolution referred to in paragraph 6 above.

8.	In respect of a Belgian Obligor, evidence that the resolution referred to in paragraph 6 above has been filed with the clerk’s office of the competent commercial court.

9.	If applicable, a copy of the resolution of the board of supervisory directors of each Dutch Obligor approving the resolutions of the board of managing directors referred to under paragraph 3 above.

10.	In respect of a Dutch Obligor, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement and/or the other Finance Documents, and (ii) the positive advice from such works council which contains no condition(s).

11.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

12.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

13.	A copy of any other authorisation, notice, form, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

14.	If available, the latest audited financial statements of the Additional Obligor.

15.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)	If the Additional Obligor or Shareholder (as defined below) is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 23.25 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction.
16.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

17.	Any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor or by the holder(s) of the shares (each a “Shareholder”) in such Additional Obligor over the shares it holds in such Additional Obligor.

18.	Any notices or documents required to be given or executed under the terms of or in relation to those security documents.

19.	In relation to any New Zealand Obligor, a certificate of a director of the New Zealand Obligor in the form provided by the Security Agent’s New Zealand solicitors.

20.

(a)	If the Additional Obligor is incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(b)	In respect of an Additional Obligor incorporated in Australia:
(i)	all documents, in a form approved by the Agent, required to be lodged with ASIC under section 260B of the Corporations Act for the purposes of approving any financial assistance being given by such Additional Obligor under the Finance Documents to which it is proposed to be a party in accordance with section 260A(1)(b) of the Corporations Act (“Additional Obligor Whitewash Documents”); and

(ii)	evidence that the date which is 14 clear days after all such Additional Obligor Whitewash Documents are lodged with ASIC has occurred.
(c)	If the Additional Obligor is not incorporated in England and Wales, Scotland or Northern Ireland or Australia, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.
21.	In relation to any Additional Obligor incorporated in France and not more than 15 days old:
(a)	the commercial registry extract (“extrait K-bis”);

(b)	the insolvency certificate (“certificat de non-faillite”); and

(c)	lien search certificate (“état des privilèges et nantissements”).
22.	Any document or information required by the Agent or any Finance Party to comply with its “know your customer” or similar identification procedures.

23.	An unconditional and irrecoverable discharge of all Security and guarantees (if any) granted by the Additional Obligor and any Shareholder over the shares in such Additional Obligor (other than Permitted Security) together with any ancillary forms, authorities or other documents required in relation to such discharges by local counsel of the Agent.

24.	In relation to any Shareholder entering into security over shares required under paragraph 17 above:

24.1	a copy of a resolution of the board or, if applicable, a committee of the board of directors of the relevant Shareholder:
(a)	approving the terms of, and the transactions contemplated by, the relevant Finance Document(s) and resolving that it execute, deliver and perform the Finance Document(s); and

(b)	authorising a specified person or persons to execute the relevant other Finance Document(s) on its behalf;
24.2	if applicable, a copy of a resolution of the board of directors of the Shareholder, establishing the committee referred to in paragraph 24.1 above;

24.3	a specimen of the signature of each person authorised by the resolution referred to in paragraph 24.1 above;

24.4	a copy of a resolution signed by all the holders of the issued shares of the Shareholder, approving the terms of, and the transactions contemplated by the Finance Document(s);

24.5	a copy of a resolution of the board of directors of each corporate shareholder of the Shareholder approving the terms of the resolution referred to in paragraph 24.4 above;

24.6	in respect of a Belgian Obligor, evidence that the resolution referred to in paragraph 24.4 above has been filed with the clerk’s office of the competent commercial court;

24.7	if applicable, a copy of the resolution of the board of supervisory directors of each Dutch Shareholder approving the resolutions of the board of managing directors referred to under paragraph 24.1 above;

24.8	in respect of a Dutch Shareholder, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by the Finance Document, and (ii) the positive advice from such works council which contains no condition(s); and

24.9	a certificate of the Shareholder (signed by a director) confirming that securing, as appropriate, the Total Commitments would not cause any security or similar limit binding on it to be exceeded.

Part III
Transaction Security Documents of Initial Obligors

Initial Obligor	Transaction Security Document

MRC Transmark Group B.V.	Pledge over receivables

Pledge over bank accounts

Pledge over stock

Pledge over shares in MRC Transmark B.V.

Pledge over the shares in MRC Transmark NV

Charge over shares in MRC Transmark Pte. Ltd.

Charge over shares in MRC Transmark Holdings UK Limited

Financial securities account pledge agreement over financial securities in MRC Transmark France SAS

MRC Transmark France SAS	Receivables pledge agreement (civil code)

Bank account pledge agreement

Inventory pledge agreement (without depossession)

MRC Transmark Holdings UK Limited	Share mortgage in respect of all shares in MRC Transmark Pty Limited

Specific security agreement — share security over MRC Transmark Limited [NZ]

Debenture

MRC Transmark Pty Limited	Fixed and floating charge over all assets

MRC Transmark Limited [NZ]	General security agreement

MRC Transmark Limited [UK]	Debenture

MRC Transmark (Dragon) Limited	Debenture

MRC Transmark NV	Receivables pledge agreement

Belgian law floating charge in favour of HSBC Bank plc

Belgian law floating charge mandate to certain attorneys in fact

McJunkin Red Man (UK) Limited	Limited resource charge over shares in MRC Transmark Group B.V.

MRC Transmark B.V.	Pledge over bank accounts

Pledge over receivables

Pledge over stock

MRC Transmark Pte. Ltd.	Debenture

SCHEDULE 3
UTILISATION REQUEST LOANS

From:	[Borrower] [Company]*

To:	[Agent]

Dated:
Dear Sirs
[Company] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement. This is a Utilisation Request. Terms defined in the Revolving Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[●]

(b)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	Revolving Facility

(d)	Currency of Loan:	[●]

(e)	Amount:	[●] or, if less, the Available Facility

(f)	Interest Period:	[●]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for
[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*
NOTES:
*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

SCHEDULE 4
MANDATORY COST FORMULA
1.	The Mandatory Cost is in addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB + C (B − D) + E × 0.01 per cent. per annum 100 − (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01 per cent. per annum 300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 13.3 (Default interest) payable for the relevant Interest Period of the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring the minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fee Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties and amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in the case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	[●] as Agent and [●] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement and the Security Trust Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Revolving Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Security Trust Agreement (as defined in the Security Trust Agreement). Terms defined in the Revolving Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 28.6 (Procedure for transfer) of the Revolving Facility Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[1]
5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

[1]	Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]
[5./6.]	[The New Lender represents and warrants to the [Borrower[s] incorporated under Dutch law] that it is a “professional market party” (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) including any and all decrees and regulations issued pursuant thereto.][3]

[6./7.]	[The New Lender confirms that it [is]/[is not][4] a Non-Acceptable L/C Lender.][5]

[7./8.]	Insofar as necessary and for the purposes of Articles 1278 and 1281 of the Belgian Civil Code and any similar provisions under any other applicable law, the New Lender hereby expressly reserves all Transaction Security existing on the date hereof and such Transaction Security shall continue to secure the obligations expressed to be secured under the Transaction Security Documents.

[8/9]	We refer to clause 13.2 (Change of Senior Lender or MOF Lender) of the Security Trust Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Security Trust Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Security Trust Agreement as a Senior Lender and undertakes to perform all the obligations expressed in the Security Trust Agreement to be accessed by a Senior Lender and agrees that it shall be bound by all the provisions of the Security Trust Agreement, as if it had been an original party to the Security Trust Agreement.

[9/10]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[10/11]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[2]	Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 17.1 (Definitions).

[3]	To be inserted only if the advance made by such New Lender is less than €50,000. [TBC]

[4]	Delete as applicable.

[5]	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Agreement is accepted as a Transfer Certificate for the purposes of the Revolving Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Security Trust Agreement by the Security Agent, and the Transfer Date is confirmed as [●].
[Agent]
By:

[Security Agent]
By:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Agent and [●],[●] as Security Agent, [●] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement and the Security Trust Agreement (as defined in the Revolving Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Revolving Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Security Trust Deed (as defined in the Security Trust Agreement). Terms defined in the Revolving Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.7 (Procedure for assignment) of the Revolving Facility Agreement:
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Revolving Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Revolving Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Revolving Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[6]
3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes:
(a)	party to the relevant Finance Documents as a Lender; and

(b)	party to the Security Trust Agreement as a Lender.

[6]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at Primary documentation stage. This footnote is not intended to be included in the scheduled form of Assignment Agreement in the signed Revolving Facility Agreement.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[7]
8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][8]
[5/6]	[The New Lender represents and warrants to the [Borrower[s] incorporated under Dutch law] that it is a “professional market party” (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) including any and all decrees and regulations issued pursuant thereto.][9]

[6./7]	[The New Lender confirms that it [is]/[is not][10] a Non-Acceptable L/C Lender.][11]

[7]	Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

[8]	Include only if New Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 17.1 (Definitions).

[9]	To be inserted only if the advance made by such New Lender is less than €50,000. [TBC]

[10]	Delete as applicable.

[7./8]	Insofar as necessary and for the purposes of Articles 1278 and 1281 of the Belgian Civil Code and any similar provisions under any other applicable law, the New Lender hereby expressly reserves all Transaction Security existing on the date hereof and such Transaction Security shall continue to secure the obligations expressed to be secured under the Transaction Security Documents.

[8./9.]	We refer to clause 13.2 (Change of Senior Lender of MOF Lender) of the Security Trust Agreement.

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Security Trust Agreement (and as defined in the Security Trust Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Security Trust Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Security Trust Agreement, as if it had been an original party to the Security Trust Agreement.

[9./10.]	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

[10./ 11.]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[11./12.]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[12./13.]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[11]	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility

THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Revolving Facility Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Security Trust Agreement and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

[Security Agent]
By:

SCHEDULE 7
FORM OF ACCESSION DEED

To:	[●] as Agent and [●] as Security Agent for itself and each of the parties to the Security Trust Agreement referred to below

From:	[Subsidiary] and [Parent]

Dated:
Dear Sirs
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement and the Security Trust Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Revolving Facility Agreement and a Debtor Accession Deed for the purposes of the Security Trust Agreement (as defined in the Security Trust Agreement). Terms defined in the Revolving Facility Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[name of Subsidiary]:
(a)	agrees to become an Obligor and an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Revolving Facility Agreement and the other Finance Documents (other than the Security Trust Agreement) as a [Borrower/[Guarantor] and an Obligor;

(b)	and undertakes to perform all of the obligations expressed to be assumed by an Obligor and a [Borrower]/[Guarantor] under the Revolving Facility Agreement and agrees that it shall be bound by the Revolving Facility Agreement as if it had been an original party to it;

(c)	is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●];

(d)	makes the representations and warranties referred to in Clause 23.29(c) of the Revolving Facility Agreement;

(e)	appoints the Company in accordance with Clause 2.4 (Obligors’ Agent) of the Revolving Facility Agreement.
3.	[Subsidiary’s] administrative details for the purposes of the Revolving Facility Agreement and the Security Trust Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.]

IT IS AGREED as follows:
(a)	Terms defined in the Security Trust Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:
(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions set out in the Security Trust Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Security Trust Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Security Trust Agreement and agrees that it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement.
[4.]/[5.]	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
[appropriate jurisdiction and service of process language to be inserted]
THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	)
By: [Subsidiary]	)
)

Director

Director/Secretary

OR

[EXECUTED AS A DEED	)
By: [Subsidiary]	)
)

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Parent

[Parent]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

SCHEDULE 8
FORM OF RESIGNATION LETTER

To:	[●] as Agent

From:	[resigning Obligor] and [Parent]

Dated:
Dear Sirs
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement. This is a Resignation Letter. Terms defined in the Revolving Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 29.3 (Resignation of a Borrower)]/[Clause 29.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Revolving Facility Agreement and the Finance Document (other than the Security Trust Agreement).

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 11.2 (Disposal and Insurance Proceeds);]**]

(d)	[●]***
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:
*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Revolving Facility Agreement.

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Agent

From:	[Parent]

Dated:
Dear Sirs
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement. This is a Compliance Certificate. Terms defined in the Revolving Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[We confirm that [Interest Cover]/[Leverage] is [●]:1 and that, therefore, the Revolving Facility Margin should be [●]%.]

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Revolving Facility Agreement: [●].]

[We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 25 (Financial Covenants)) and the aggregate gross assets, aggregate net assets and aggregate turnover] of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds 80% of the [Consolidated EBITDA, as defined in Clause 25 (Financial Covenants) and consolidated gross assets, consolidated net assets and consolidated turnover of the Group].

Signed

	Director of [Parent]	Director of [Parent]
[insert applicable audit certification language if required]

for and on behalf of [name of Auditors of the Parent]**

NOTES:
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

SCHEDULE 10
TIMETABLES
Part I
Loans

		Loans in	Loans in other
	Loans in euro	sterling	currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 14.1 (Selection of Interest Periods and Terms))	U-3 9.30am	U-1 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	U-3 Noon	U-1 noon	U-3 noon

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30am	—	Quotation Day 9.30am

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30pm	—	Quotation Day 5.30pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U − X”	=	X Business Days prior to date of utilisation.

Part II
Letters of Credit

in other
	in sterling	currencies
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-1 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).
	U-1 9.30am	U-3 9.30am

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-1 9.30am	U-3 9.30am

“U”	=	date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U − X”	=	Business Days prior to date of utilisation

SCHEDULE 11
AGREED SECURITY PRINCIPLES
1.	Considerations

The guarantees and security to be provided pursuant to this Agreement, by an Additional Guarantor which is not an Initial Obligor or otherwise after the first Utilisation Date will be given in accordance with the agreed security principles in this Schedule 11 (the “Agreed Security Principles”).

2.	Potential restrictions

The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Group after the first Utilisation Date in every jurisdiction in which they are incorporated or operate. In particular:
(a)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules (or analogous restrictions), retention of title claims and similar principles may, pursuant to any applicable law or regulation, limit the ability of a member of the Group to provide a guarantee or Security or may require that the guarantee or Security be limited by an amount or scope. The Parent will use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Obligor in respect of such guarantees or security to the extent required by any applicable law;

(b)	the Security and extent of its perfection will take into account the cost of providing such guarantee or Security which must be proportionate (in the reasonable opinion of the Majority Lenders) to the benefit accruing to the Secured Parties, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any guarantee or Security, stamp duties, notarial fees, out-of-pocket expenses, and other fees and expenses directly incurred by any member of the Group;

(c)	it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create Security over certain categories of assets, in which event Security will not be taken over such assets;

(d)	in relation to any assets subject to pre-existing third party arrangements which are permitted by this Agreement and which prevent those assets from being charged, in the event that an Obligor uses reasonable endeavours (without incurring a material cost to it or damaging the relevant commercial relationship) to obtain consent to charging any such assets and such consent is not obtained, the Security Agent will on reasonable request by the relevant Obligor release such security over such assets;

(e)	members of the Group will not be required to give guarantees or enter into Transaction Security Documents if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or would result in a material risk of personal or criminal liability on the part of any officer, provided that the relevant member of the Group shall use all reasonable endeavours to overcome any such obstacle;

(f)	Security shall not be created or perfected to the extent that they would (and provided that in the reasonable opinion of the Majority Lenders the Majority Lenders agree they would) impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the Security, taking into account the benefit obtained by the beneficiary of the Security;

(g)	to the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually; “Parallel debt” provisions will be used where necessary and such provisions will be contained in the Security Trust Agreement unless required under local laws to be included in the Transaction Security Document. Where a right is given to the Secured Parties, it shall always be exercisable by any agent or representative of the Secured Parties, and any notice to be given by or to the Secured Parties shall be given by or to such representative or agent;

(h)	information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to perfect or register the relevant Security and, unless required to be provided by local law or custom more frequently, will be provided annually.
3.	Guarantees/Security
(a)	To the extent legally permitted and subject to paragraph 2 above each guarantee and security will be an upstream, cross-stream and downstream guarantee and will be for all liabilities of the Obligors under the Finance Documents.

(b)	Perfection of Transaction Security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified by applicable law in order to ensure due perfection. Perfection of Transaction Security will not be required if it would in the reasonable opinion of the Majority Lenders have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as permitted by the Finance Documents. The Security Agent may only register security interests over intellectual property rights in respect of material intellectual property.

(c)	The Transaction Security Documents will allow the Lenders to enforce their security without any restriction from (i) the constitutional documents of the relevant Obligor; (ii) any company which is or whose assets are the subject of such Transaction Security Document (but subject to any inalienable statutory rights which the company may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Transaction Security Document.

(d)	Where shares are pledged, the Transaction Security Document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor.
4.	Terms of Transaction Security Documents

The following principles will be reflected in the terms of any Transaction Security Document:
(a)	save as otherwise required by local law or custom, security will not be enforceable until the Acceleration Date has occurred;

(b)	notification of pledges or security over bank accounts and insurance receivables will be given at the time of execution of the relevant Transaction Security Document or otherwise in accordance with the terms of the Transaction Security Documents;

(c)	notification of receivables security to debtors and of security over goods held by third parties may only be given if an Event of Default is continuing;

(d)	the security documents shall operate to create Security rather than to impose new commercial obligations. Accordingly, they should not contain any representations or undertakings other than in respect of the perfection and registration of the Security or customary under local law and/or consistent with those in this Agreement;

(e)	in respect of share pledges, until the occurrence of an Event of Default which his continuing the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under this Agreement;

(f)	the Finance Parties should only be able to exercise any power of attorney granted to them under the security documents after the occurrence of an Event of Default which is continuing or after failure by an Obligor to comply with a further assurance or perfection obligation;

(g)	the Security under the Transaction Security Documents will be first ranking subject to any Permitted Security;

(h)	the Security under the Transaction Security Documents will be granted over all receivables, inventory, bank accounts and all other (in the reasonable opinion of the Majority Lenders) material assets, all shares in each Obligor and any other assets which it is customary to secure under local law in all asset or floating charge type security (any such other assets being, collectively, the “Non Core Assets”). Non Core Assets secured under any all assets or floating charge type security shall only be required to be subject to any perfection step or requirement or analogous restriction if an Event of Default is continuing; and

(i)	if an Obligor owns shares in a member of the Group that is not an Obligor and is not incorporated in the jurisdiction of incorporation of such Obligor, no steps shall be taken to create or perfect security over those shares other than to the extent covered in an all assets or floating charge type of security agreement.
5.	"Acceleration Date” means the date (if any) on which:
(a)	the Agent gives a notice under paragraph (a), (b) or (d) of Clause 27.17 (Acceleration); or

(b)	the Agent having placed the Facilities on demand pursuant to paragraph (c) of Clause 27.17 (Acceleration) or declared that cash cover in respect of each Letter of Credit be payable on demand pursuant to paragraph (e) of Clause 27.17 (Acceleration), makes a demand under either paragraph (c) or, as the case may be, paragraph (e) as aforesaid; or

(c)	any Finance Party makes a demand for payment of any amounts owing under any Finance Document, other than this Agreement.

SCHEDULE 12
FORM OF INCREASE CONFIRMATION

To:	[●] as Agent, [●] as Security Agent, [[●] as Issuing Bank][12] and [●] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:
[Parent] — [●] Revolving Facility Agreement
dated [●] (the “Revolving Facility Agreement”)
1.	We refer to the Revolving Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Revolving Facility Agreement. Terms defined in the Revolving Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Revolving Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Revolving Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[13]

[12]	Only if increase in the Total Revolving Facility Commitments.

[13]	Delete as applicable — each Increase Lender is required to confirm which of these three categories it falls within.

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][14]
[9./10.]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[10./11.]	This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are][15] governed by English law.

11./12.]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[14]	Include only if New Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 17.1 (Definitions).

[15]	This clause should follow the approach adopted as regards non-contractual obligations in Clause 42 (Governing Law). This should be done (and this footnote deleted) before the Facility Agreement is signed.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Revolving Facility Agreement by the Agent [and the Issuing Bank]*, and the Increase Date is confirmed as [●].

Agent	[Issuing Bank

By:	By:]*

Security Agent

By:
NOTE:
*	Only if increase in the Total Revolving Facility Commitments.

SIGNATURES

THE PARENT

MRC TRANSMARK GROUP B.V.

By:	/s/ Neil P. Wagstaff

Address:	Heaton House, Riverside Drive, Hunsworth Lane, Bradford, BD19 4DH

Fax:	+44 (0)1274 700166

THE COMPANY

MRC TRANSMARK HOLDINGS UK LIMITED

By:	/s/ Neil P. Wagstaff

Address:	Heaton House, Riverside Drive, Hunsworth Lane, Bradford, BD19 4DH

Fax:	+44 (0)1274 700166

THE ORIGINAL BORROWER

MRC TRANSMARK HOLDINGS UK LIMITED

By:	/s/ Neil P. Wagstaff

Address:	Heaton House, Riverside Drive, Hunsworth Lane, Bradford, BD19 4DH

Fax:	+44 (0)1274 700166

THE ORIGINAL GUARANTORS

MRC TRANSMARK GROUP B.V.

By:	/s/ Neil P. Wagstaff

Address:	Heaton House, Riverside Drive, Hunsworth Lane, Bradford, BD19 4DH

Fax:	+44 (0)1274 700166

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MRC TRANSMARK HOLDINGS UK LIMITED

By:	/s/ Neil P. Wagstaff

Address:	Heaton House, Riverside Drive, Hunsworth Lane, Bradford, BD19 4DH

Fax:	+44 (0)1274 700166

THE ARRANGER

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

THE AGENT

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

THE SECURITY AGENT

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

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THE ISSUING BANK

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

THE ORIGINAL LENDER

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

THE ORIGINAL MOF LENDER

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

Fax:	0845 879 452

Attention:	Peter Helliwell

THE ORIGINAL HEDGE COUNTERPARTY

HSBC BANK PLC

By:	/s/ Peter Helliwell

Address:	4th Floor, City Point, 29 King Street, Leeds LS1 2HL

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Fax:	0845 879 452

Attention:	Peter Helliwell

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